Exhibit 10.19

ASSIGNMENT AND ASSUMPTION OF LEASE

THIS ASSIGNMENT AND ASSUMPTION OF LEASE (the “Assignment”), made and entered into as of the 20 day of March, 2009, by and between JOHN SMART AND PAM SMART, NOT INDIVIDUALLY BUT AS TRUSTEES OF THE JOHN AND PAM SMART FAMILY TRUST (“Assignor”), and BLUEGRASS VALLEY, LLC, a Georgia limited liability company (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor owns and holds the interest of landlord for that certain Lease Agreement by and between Assignor and Healthport Technologies, LLC, as Tenant, dated as of August 1, 2008, a copy of which is attached hereto as Exhibit “B” (the “Lease”) in connection with that certain improved real property located in Forsyth County, Georgia, which property is more particularly described on Exhibit “A” (the “Property”); and

WHEREAS, Assignor has agreed to sell, and Assignee has agreed to purchase the Property and the improvements thereon and related thereto; and

WHEREAS, in connection with the above-referenced sale of the Property, Assignor has agreed to assign its interest in the Lease to Assignee and Assignee has agreed to take assignment of Assignor’s interest in the Lease; and

WHEREAS, the parties hereto desire to enter into this Assignment to evidence and confirm the assignment of the Lease by Assignor to Assignee.

NOW, THEREFORE, for and in consideration of TEN DOLLARS ($10.00) in hand paid and of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Assignment and Assumption. Assignor does hereby absolutely and unconditionally grant, convey, transfer, assign, set over and deliver unto Assignee, all of Assignor’s right, title and interest in and to the Lease. Assignor has the right to assign the Lease and has not previously transferred, assigned, or hypothecated its interest in the Lease, and has not amended the Lease. Assignor has no actual knowledge that, as of the date of this Assignment, (i) the tenant under the Lease is in default which remains uncured beyond any applicable period for notice and cure, or (ii) Assignor is in default which remains uncured beyond any applicable period for notice and cure. There is no security deposit being held by Assignor under the Lease.

2. Acceptance of Assignment. Assignee hereby accepts this Assignment and as part of the consideration therefor, assumes all of the obligations of Assignor, as landlord under the Lease, arising and to be performed from and after the date hereof.

3. Indemnity. Assignor hereby agrees to indemnify and hold Assignee harmless from and against all claims, demands, losses, damages, expenses and costs including, but not limited to, reasonable attorneys’ fees and expenses actually incurred, arising out of or in connection with Assignor’s failure to observe, perform and discharge each and every one of the

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covenants, obligations and liabilities of the lessor under the Lease to be observed, performed or discharged on, or relating to, or accruing with respect to the period prior to the date of this Assignment.

Assignee hereby agrees to indemnify and hold Assignor harmless from and against all claims, demands, losses, damages, expenses and costs including, but not limited to, reasonable attorneys’ fees and expenses actually incurred, arising out of or in connection with Assignee’s failure to observe, perform and discharge each and every one of the covenants, obligations and liabilities of the lessor under the Lease to be observed, performed or discharged on, or relating to, or accruing with respect to the period from and after the date of this Assignment.

(Signature Page Follows)

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IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment effective as of the day and year first written above.

ASSIGNOR:

JOHN AND PAM SMART FAMILY TRUST

By:	/s/ John Smart
John Smart, not individually but in his capacity as Trustee

By:	/s/ John Smart AS ATTORNEY IN FACT
Pam Smart, not individually but in her capacity as Trustee, by her attorney-in-fact, John Smart

(Signatures Continued On Following Page)

ASSIGNEE:

BLUEGRASS VALLEY, LLC, a Georgia limited liability company

By:	/s/ Jerome Yeh
Name:	Jerome Yeh
Title:	Member

EXHIBIT “A” TO ASSIGNMENT AND ASSUMPTION OF LEASE

LEGAL DESCRIPTION OF PROPERTY

ALL THAT TRACT OR PARCEL OF LAND lying and being in Land Lots 909 and 910 of the 2nd District and 1st Section of Forsyth County, Georgia containing 5.549 acres or 241,724 square feet and being more particularly described as follows:

To find the True Point of Beginning commence at a concrete right-of-way monument at the Southeastern most mitered corner at the intersection of the Northeast right-of-way of McFarland Road (R/W varies) with the southeast right-of-way of Bluegrass Valley Parkway (R/W varies);

THENCE North 02 degrees 34 minutes 47 seconds West for a distance of 79.18 feet along said mitered corner to a concrete right-of-way monument;

THENCE North 44 degrees 31 minutes 05 seconds West for a distance of 3.66 feet along an offset in the Northeasterly right-of-way of McFarland Road to a point on the Southeast right-of-way of Bluegrass Valley Parkway;

THENCE along a curve to the right having a radius of 88.00 feet and an arc length of 19.70 feet, being subtended by a chord of North 37 degrees 24 minutes 27 seconds East for a distance of 19.66 feet along the Southeast right-of-way of Bluegrass Valley Parkway to a point;

THENCE North 43 degrees 49 minutes 07 seconds East for a distance of 179.26 feet along said Southeast right-of-way to a point;

THENCE North 41 degrees 31 minutes 55 seconds East for a distance of 35.95 feet along said Southeast right-of-way to an iron pin found and THE TRUE POINT OF BEGINNING;

Thence from the True Point of Beginning thus established run North 41 degrees 31 minutes 55 seconds East for a distance of 214.67 feet along said Southeast right-of-way to an iron pin placed;

THENCE along a curve to the right having a radius of 662.05 feet and an arc length of 103.83 feet, being subtended by a chord of North 45 degrees 32 minutes 52 seconds East for a distance of 103.72 feet along said Southeast right-of-way to an iron pin placed;

THENCE along a curve to the right having a radius of 665.05 feet and an arc length of 263.53 feet, being subtended by a chord of North 64 degrees 08 minutes 28 seconds East for a distance of 261.81 feet along said Southeast right-of-way to an iron pin placed;

THENCE along a curve to the right having a radius of 665.00 feet and an arc length of 37.69 feet, being subtended by a chord of North 77 degrees 07 minutes 02 seconds East for a distance of 37.69 feet along said Southeast right-of-way to an iron pin placed;

THENCE leave said Southeast right-of-way and run South 32 degrees 05 minutes 15 seconds East for a distance of 472.50 feet to an iron pin placed;

EXHIBIT “B” TO ASSIGNMENT AND ASSUMPTION OF LEASE

LEASE

Lease Agreement between Assignor, as “Landlord”, and Healthport Technologies, LLC, as “Tenant”, dated as of August 1, 2008.

LEASE AGREEMENT

between

JOHN A. SMART AND PAM SMART, not individually, but as TRUSTEES of the

JOHN AND PAM SMART FAMILY TRUST, as Landlord

and

HEALTHPORT TECHNOLOGIES, LLC,

a Georgia limited liability company f/k/a Smart Document Solutions, LLC as

Tenant

dated as of August 1, 2008

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EXHIBITS

Exhibit A -	Legal Description

Exhibit B -	Form of Estoppel Certificate

Exhibit C	Proposal from Dykes Paving

Exhibit D	Proposal from Shumate Mechanical

SCHEDULES

SCHEDULE A	Base Rent

RIDERS
RIDER ONE	Extension Options

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LEASE AGREEMENT

THIS LEASE AGREEMENT, is made and entered into as of the 1st day of August, 2008, by and between JOHN A. SMART AND PAM SMART, not individually, but as TRUSTEES of the JOHN AND PAM SMART FAMILY TRUST (“Landlord”) and HEALTHPORT TECHNOLOGIES, LLC, a Georgia limited liability company f/k/a Smart Document Solutions, LLC (“Tenant”);

W I T N E S S E T H:

WHEREAS, Landlord is the owner of the land which is described in Exhibit A attached hereto together with the building located thereon; and

WHEREAS, Tenant is the current tenant under that certain Lease Agreement dated June 13, 2002, by and between John A. Smart and Pam Smart, not individually, but as Trustees of the John and Pam Smart Family Trust to Smart Document Solutions, LLC, a Georgia limited liability company, as supplemented by that certain Supplemental Agreement (“Supplemental Agreement”) between the same parties dated June 13, 2002, the aforesaid Lease Agreement being as renewed by letter dated August 31, 2006 (the foregoing Lease Agreement and Supplemental Agreement as renewed being collectively, the “Original Agreement”); and

WHEREAS, Landlord and Tenant desire to amend the Original Agreement and restate the Original Agreement by executing this Lease Agreement;

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00), the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree that the term of Original Agreement expires this date (the obligations of the Tenant under the Original Agreement accruing prior to the aforesaid expiration not terminating) and this Lease Agreement is hereby entered into in accordance with the terms and provisions hereof.

ARTICLE A

TERMS AND DEFINITIONS

Additional Improvements. As defined in Section 7.01 hereof.

Additional Rent. As defined in Section 3.02 hereof.

Base Rent. As defined in Section 3.01 hereof.

Building. The building located at 120 Bluegrass Valley Parkway, Alpharetta, Forsyth County, Georgia containing approximately 57,354 square feet of floor area located on the Land and any replacement of all or any portion of the aforesaid building.

Condemnation. As defined in Section 12.01 hereof.

Deed Restrictions. Restrictions and covenants contained in that certain Limited Warranty Deed (With Restrictive Covenants and Reservation of Non-Exclusive Sanitary Sewer Easement) by and between R&A Land Holdings and Landlord, dated as of October 24, 1996, and recorded in the Office of the Clerk of the Superior Court of Forsyth County, Georgia in Deed Book 1047, Page 635, and any restrictions and covenants contained in any instruments of record pertaining to the Land and/or the Improvements.

Default. As defined in Section 15.01 hereof.

Default Rate. As defined in Section 3.04 hereof.

Effective Date. The date of this Lease as set forth on the front page of this Lease.

Environmental Law. As defined in Section 17.01 hereof.

Event of Default. As defined in Section 15.01 hereof.

Force Majeure. An Act of God, event of casualty, strike, declared war, Condemnation, governmental prohibition, unavailability of materials or suitable substitutes, or any act or omission of the other party. As to rain delays, Force Majeure shall mean delays caused by rain measured in days and inches which exceed the twenty-year average as measured by the National Weather Bureau for the Atlanta, Georgia area. Notwithstanding the foregoing, no party shall be entitled to an extension of the time for performance of any of its obligations under this Lease as a result of Force Majeure unless such party shall give notice to the other party of its claim to such extension within sixty (60) days after the event giving rise to such claim shall have occurred.

Hazardous Substance. As defined in Section 17.01 hereof.

Improvements. The Building together with all improvements located on the Land other than trade fixtures of Tenant existing as of the Effective Date.

Land. The real property described in Exhibit A attached hereto and by this reference made a part hereof.

Lease. This Lease Agreement.

Lease Year. As defined in Section 2.03 hereof.

Landlord. John A. Smart and Pam Smart, not individually, but as Trustees of the John and Pam Smart Family Trust.

Partial Taking. As defined in Section 12.03 hereof.

Potentially Responsible Party. As defined in Section 17.01 hereof.

Premises. The Land, the Improvements and all parking areas, connections for sewers, waterline, electricity, telephone lines and other utilities and areas located on the Land.

Registered Mortgage. Any mortgage affecting the Premises or this Lease executed by Landlord and written notice thereof delivered to Tenant.

Registered Mortgagee. The holder of any Registered Mortgage provided Landlord has delivered to Tenant the address to which all notice to the holder are to be delivered.

Rent. As defined in Section 3.03 hereof.

Rent Commencement Date. The Effective Date.

Taxable Property. As defined in Section 5.01 hereof.

Taxes and Assessments. As defined in Section 5.01(a) hereof.

Tenant. Healthport Technologies, LLC, a Georgia limited liability company f/k/a Smart Document Solutions, LLC, and its successors and assigns.

Tenant Affiliate. Any individual, partnership, limited liability company, corporation, trust, or other entity which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, Tenant. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

Tenant Permitted Users. Collectively, Tenant and its authorized principals, agents, employees, contractors, subcontractors, and invitees performing services relating to the Building, but shall not include any subtenants or licensees.

Tenant’s Maintenance Obligations. As defined in Section 3.02 hereof.

Total Taking. As defined in Section 12.02 hereof.

Trustee. As defined in Section 11.02 hereof.

ARTICLE I

PREMISES

Section 1.01 Grant. For the Rent and upon the terms stated in this Lease, Landlord lets and leases unto Tenant, and Tenant lets and leases from Landlord the Premises.

ARTICLE II

TERM

Section 2.01 Term. The term (“Term”) of this Lease commenced on the Effective Date, and shall expire at 6:00 PM on July 31, 2018 (the “Expiration Date”) unless this Lease is sooner terminated or extended as herein provided.

Section 2.02 Extended Term. The Tenant shall have the extension options set forth in Rider One to this Lease.

Section 2.03 Definition of Lease Year. The term “Lease Year” as used in this Lease shall mean a calendar year. Notwithstanding the foregoing, the parties acknowledge that the initial Lease Year will be the calendar year in which the Effective Date occurs and shall not be a period of twelve (12) full calendar months and that the final Lease Year of the Term may not be a period of twelve (12) full calendar months, and that the final Lease Year will expire on the expiration date of the Term, as extended as provided in Rider One to this Lease, regardless of the number of calendar months between the commencement of such final Lease Year and the expiration date of the Term.

ARTICLE III

RENT

Section 3.01 Base Rent. Tenant covenants and agrees to pay to Landlord an annual base rental (“Base Rent”) from the Effective Date to the end of the Term in accordance with Schedule A attached hereto and by this reference made a part hereof. Base Rent commences on the Rent Commencement Date. Except as otherwise provided in this Section 3.01, Base Rent shall be payable to Landlord in advance in equal monthly installments on the first day of each calendar month. In the event that the Rent Commencement Date is other than the first day of a calendar month, the Rent will be prorated on a daily basis on the number of days in such calendar month and shall be due as of the Rent Commencement Date. If the Term shall end on a day other than the last day of a calendar month, the Rent shall be prorated based upon the number of days in such calendar month in which the Term terminates.

Section 3.02 Net Lease. Landlord shall have no cost, obligation, responsibility or liability whatsoever for repairing, maintaining, operating or owning the Premises or Additional Improvements, or for any utility or drainage lines or facilities installed by or for the benefit of Tenant, the Premises or Additional Improvements, including, without limitation, the compliance with any governmental law, ordinance, rule or regulation, the Deed Restrictions (including payment of all fees and expenses pursuant thereto), except as otherwise expressly set forth in Section 8.03 (which provides for Landlord to be responsible to maintain the roof, foundation, and exterior walls) and Section 17.02 hereof (Tenant waiving and releasing Landlord from claims for Hazardous Substances as provided in Section 17.02). Except as provided in Section 8.03 (which provides for Landlord to be responsible for and maintain the roof, foundation, and exterior walls), Section 11.03, Section 12.07 and Section 17.02, Tenant shall pay as additional rent during the Term, all costs and expenses (i) in connection with repairing, maintaining, operating, restoring or owning (without regard as to actual owner) the Premises and Additional Improvements, including, but not limited to, all real estate and personal property taxes, insurance, utility and maintenance costs and costs of repair or replacement of the Improvements and Additional Improvements, (ii) in connection with the construction, maintenance and repair of all utility lines and sewer and drainage lines and facilities which are for the benefit of the Premises or Additional Improvements and (iii) in connection with the performance of Tenant’s obligations under Tenant’s Maintenance Obligations. The foregoing amounts, together with all other amounts payable to Landlord by Tenant under the terms of this Lease, including, without limitation, the payments pursuant to any final award pursuant to any arbitration proceeding conducted pursuant to Section 18.15 hereof or pursuant to any final judgment entered in any court having jurisdiction, are collectively referred to as “Additional Rent.” The Base Rent and Additional Rent shall be paid without notice, demand, counterclaim, set-off, deduction or defense and, without abatement, suspension, deferment, diminution or reduction whatsoever.

Section 3.03 Definition of Rent. The Base Rent, Additional Rent, and any other amounts payable by Tenant to Landlord under this Lease, including any award pursuant to Section 18.15, are sometimes referred to collectively as the “Rent”. All amounts received by Landlord to apply to Rent shall be applied as Landlord determines in its sole discretion.

Section 3.04 Rent Payments. Tenant shall pay to Landlord the Rent payable to Landlord and any other amounts due Landlord at the address provided in Section 17.02. Any payment of Rent which is made more than ten (10) days after the date when due shall, at the option of Landlord, and to the extent permitted by applicable law, be increased by a late charge to compensate Landlord for inconvenience and additional administrative expense in an amount equal to (i) the sum of five percent (5%) of the amount of such Rent as a late charge; and (ii) if such Rent is not paid within thirty (30) days of the due date thereof, the sum of one percent (1%) of the amount of such Rent for each 30-day period for which such amount is due (the “Default Rate”) and Landlord’s entitlement to said late charge shall be in addition to, and not in lieu of or a waiver of, any other remedies to which Landlord is entitled hereunder, at law or in equity, as a result of said late payment of rent. Acceptance of any payment of Rent that does not include the late charges, and acceptance of a partial payment of Rent or Rent without the late charges, shall not be a waiver of such late charges. Payments received by Landlord, no matter how designated by Tenant, shall be applied as Landlord determines in its sole discretion.

ARTICLE IV

COVENANT OF QUIET ENJOYMENT

Section 4.01 Quiet Enjoyment. Landlord warrants that it owns the Premises, Landlord covenants and agrees that, so long as Tenant is not in default hereunder beyond any applicable notice and cure period, Tenant may peaceably and quietly have, hold, occupy and enjoy the Premises and every part thereof and all the appurtenances appertaining thereto with exclusive control and possession during the Term.

ARTICLE V

REAL ESTATE TAXES, ASSESSMENTS AND OTHER PAYMENTS

Section 5.01 Taxes.

(a) As a part of the consideration for this Lease, and in addition to the Base Rent, Tenant covenants and agrees to return and to pay, before any fine, penalty or cost is added thereto for failure to return or for nonpayment, the following taxes and assessments that become payable or accrue during the Term: (i) all real estate taxes, assessments, rates and charges that are levied, assessed or imposed against the Premises and any Additional Improvements (the “Taxable Property”), whether imposed against the interest of Landlord or the interest of Tenant, (ii) all assessments, either imposed by any applicable governmental authority, including, but not limited to, any sanitary sewer assessments that are levied, assessed or imposed against the Taxable Property, or that become a lien upon any one or more of the foregoing, (iii) all taxes, assessments and other impositions that are incurred by and as an obligation of Tenant as a result of its operations on the Premises which may at any time be levied on, be assessed against or become a lien upon the Taxable Property or Tenant’s interest or rights in the Premises, or Landlord’s interest or rights in the Taxable Property, (iv) all taxes and assessments that are levied, assessed or imposed on or become a lien upon the personal property of Tenant or any other party other than Landlord located upon the Premises and (v) any interest, penalties or other charges that are assessed or imposed on any of the foregoing. Landlord and Tenant agree that the taxes for which Tenant shall be responsible under this Section 5.01(a) shall be only those taxes, assessments, rates, charges and other governmental impositions that are commonly known as real estate or personal property taxes or real estate or personal property assessments, and that are assessed against the Taxable Property, whether imposed against the interest of Landlord or Tenant. The items payable as described in (i) through (v) are sometimes collectively referred to as “Taxes and Assessments.” Tenant shall provide to Landlord written evidence in the form of a paid receipt from the applicable taxing authority or payee showing the payment of all Taxes and Assessments, on or before the respective due dates of any such Taxes and Assessments. If payment is permitted or provided to be made in installments over a period of years for certain Taxes and Assessments, Tenant shall have the right to elect with Landlord’s written approval to pay those Taxes and Assessments in installments as permitted by the assessing authority or payee; provided, however, such payments are not extended beyond sixty (60) days prior to the end of the Term. Any installment of Taxes and Assessments not paid sixty (60) days prior to the end of the Term shall be paid by Tenant to Landlord on demand but not later than at the end of the Term.

(b) Tenant shall not be obligated to pay any income, excess profits, inheritance, gift, franchise, corporation, sales, value-added, successor, transfer, gift or estate tax that may be at any time levied or assessed against Landlord, or that may become a lien upon the Taxable Property or the Rent. In the event, however, that the State of Georgia or any taxing authority thereunder should, subsequent to the execution of this Lease, change or modify the present system of taxing real estate so as to tax the rental income from real estate in lieu of real estate taxes, Tenant shall be liable under this Lease for the payment of the taxes imposed upon Landlord at any time during the Term to the same extent as though the alternative tax was a tax upon the value of the Land and the Improvements.

Section 5.02 Taxes and Assessments Contest. Tenant may, at its sole cost and expense, dispute and contest the imposition of any of the Taxes and Assessments which shall be reasonably deemed by Tenant to be improper, illegal, or excessive. Contested items need not be paid until adjudged to be valid; provided, however, that Tenant shall, upon Landlord’s reasonable request, provide Landlord with such security as may be reasonably necessary to prevent a sale or forfeiture of the Taxable Property as a result or during the pendency of the contest, and further provided contested items must be paid in full by Tenant sixty (60) days prior to the end of the Term. Tenant hereby indemnifies and holds harmless Landlord from and against fines, penalties or loss of property which may result from such contest, and hereby agrees to deliver to Landlord such additional indemnity agreements as Landlord may reasonably request to evidence and confirm such indemnification. All such Taxes and Assessments, if contested and adjudged to be valid, shall be paid within the time permitted by applicable law but not later than sixty (60) days prior to the end of the Term.

Section 5.03 Association Assessments. As part of the consideration for this Lease, Landlord covenants and agrees to pay the assessment on the Taxable Property to the Association established pursuant to that certain Amendment and Restatement of Declaration of Covenants, Conditions and Restrictions for Bluegrass Lakes and Bluegrass Ferry, dated as of October 20, 1998, recorded in Deed Book 1380, Page 608, in the Office of the Clerk of the Superior Court of Forsyth County, Georgia.

Section 5.04 Utilities. During the Term, Tenant will contract for, in its own name, and pay or cause to be paid, on a timely basis, any and all charges for utilities and other outside services furnished to the Building, and Improvements, including, without limitation, electricity, water, gas, trash and garbage disposal, security system, television and telephone. Landlord shall have no liability for the interruption or unavailability of any such utilities and services except to the extent arising out of the gross negligence or willful misconduct of Landlord.

Section 5.05 Landlord’s Right to Pay or Perform for Tenant. If Tenant fails to pay any Taxes and Assessments, maintenance charges, insurance premiums, utility charges or any other charges required to be paid by Tenant under this Lease, Landlord, at Landlord’s option, shall have the right, without obligation, after thirty (30) calendar days’ written notice to Tenant, to make any such payment or payments on behalf of Tenant. Landlord may give less than thirty (30) days’ notice if the deadline for payment would otherwise expire. If Tenant fails or refuses to make or to have made any repairs to the Premises or Additional Improvements, or fails to perform any Tenant’s Maintenance Obligations, or to perform any other obligation under this Lease, then Landlord, at Landlord’s option and (except in cases of emergency) after thirty (30)

days’ written notice to Tenant, shall have the right, without obligation, to make such payments or to cause such repairs to be made or to perform or cause the other obligations to be performed. Tenant shall pay to Landlord, on demand, Landlord’s out-of-pocket costs in performing such repairs or other obligations (together with interest thereon from the date of payment until repayment at the Default Rate), as Additional Rent under this Lease. Any amounts expended by Landlord pursuant to this Section 5.05 shall be due and payable immediately to Landlord following demand therefor.

Section 5.06 Net Lease. This Lease shall be deemed and constructed to be a completely net lease except for the obligations of Landlord specifically set forth in this Lease. Tenant shall pay to Landlord, throughout the Term of this Lease, the Rent hereunder free of any offset, abatement or other deduction whatsoever and without notice of demand. Tenant shall be responsible for paying all expenses, costs and amounts in connection with the operation of its business on the Premises, except as otherwise set forth herein.

ARTICLE VI

COMPLIANCE WITH LAWS, COVENANTS AND USE

Section 6.01 Compliance with Laws. Tenant, in its maintenance, repair, construction, use, occupation and control of the Premises and Additional Improvements and any installations made by Tenant and in its prosecution or conduct of any business on the Premises and Additional Improvements or therein, shall, at Tenant’s own cost and expense and without contribution from Landlord comply (except for those obligations of Landlord under this Lease) with (a) all requirements of all laws, orders, ordinances, zoning requirements and conditions and rules and regulations of the federal, state, county and municipal authorities; (b) any certificate of occupancy; (c) any direction, pursuant to law, of any public officer or officers, that shall impose any duty upon Landlord or Tenant with respect to the Premises, the Additional Improvements or installations made by Tenant; (d) the Deed Restrictions; and (e) any insurance requirements (subsections (a) – (e) are hereinafter collectively referred to as the “Requirements”).

Section 6.02 Contest. Tenant shall have the right, at its sole expense, to contest or dispute the validity, legality or applicability of any law, order, ordinance, rule, regulation, certificate of occupancy or provision of the Deed Restrictions; provided, however, Tenant shall indemnify and hold harmless Landlord from and against any loss, claims or damage suffered or sustained by Landlord as a result of such contest or dispute. Tenant shall, upon Landlord’s reasonable request, provide Landlord with such security as may be reasonably necessary to prevent a forfeiture or termination of the rights of Landlord in and to the Premises as a result or during the pendency of the contest.

Section 6.03 Use. Tenant shall use and occupy the Premises only for office purposes and other incidental uses related thereto. Tenant shall not use the Premises for any other purpose without the prior written approval of Tenant, which shall not be unreasonably withheld, conditioned or delayed. Tenant shall not use or occupy the Premises, or permit the Premises to be used or occupied; (i) for any unlawful purpose; (ii) in violation of any governmental requirements, insurance requirement or easements, restrictive covenants or other encumbrances affecting the Premises; (iii) in any manner that would cause or would be likely to cause material damage to the Premises; (iv) in any manner that would constitute a public or private nuisance; or (v) in any manner that would increase the premium cost of, or invalidate, any insurance policy maintained pursuant to this Lease with respect to the Premises, or adversely affect the ability of Landlord or Tenant to obtain such insurance. Tenant shall not abandon, vacate or cease to use the Premises during the Term.

Section 6.04 Enforcement of Use Restrictions. In the event any prohibited use of the Premises or Additional Improvements occurs, Tenant shall promptly after obtaining knowledge of such prohibited use commence action and cause such use to be discontinued immediately, including, without limitation, the bringing of legal action, as shall be reasonably necessary to cause such prohibited use to cease.

Section 6.05 Consent to Zoning Applications. Tenant (a) shall support any zoning applications filed by Landlord on property adjacent to the Land, and (b) waives any right it may now or later have to object to any zoning applications filed by Landlord. Tenant further agrees to memorialize its support of any zoning applications in writing within fifteen (15) days of Landlord’s request for written support, and in the event Tenant does not deliver its written support of a zoning applications to Landlord within the fifteen day period, Tenant grants Landlord a power of attorney coupled with an interest to execute a letter of support on behalf of Tenant.

ARTICLE VII

ADDITIONAL IMPROVEMENTS

Section 7.01 Landlord’s Work. Tenant hereby takes and accepts the Premises as of the Effective Date in their present “as is” condition and agrees that as of the Effective Date the Premises are in satisfactory condition and suitable for the use intended by Tenant. Notwithstanding the foregoing, Landlord agrees on or before October 1, 2008 to make certain parking lot repairs as specified in the proposal set forth on Exhibit C attached hereto and by this reference made a part hereof from Dykes Paving (the “Parking Lot Work”), and to complete certain HVAC replacement work as specified in the proposal set forth on Exhibit D attached hereto and by this reference made a part hereof from Shumate Mechanical (the “HVAC Work”). Landlord shall be responsible for the cost of the Parking Lot Work not to exceed Seventy-Nine Thousand Nine Hundred Eighty-Nine and No/100 Dollars ($79,989.00) (the “Parking Lot Contribution”), and for the cost of the HVAC Work not to exceed One Hundred Eight Thousand Eight Hundred Seventy-Five and No/100 Dollars ($108,875.00) (the “HVAC Contribution”). If the cost of the Parking Lot Work exceeds the Parking Lot Contribution, the amount of such overage shall be deducted from the HVAC Contribution. After completion of the HVAC Work and any deduction from the HVAC Contribution for excess costs of the Parking Lot Work as stated above, Tenant may use any remaining amount of the HVAC Contribution for the installation of carpeting in the office area of the Premises, and Landlord shall reimburse Tenant for the cost of such carpeting, not to exceed such remaining amount of the HVAC Contribution, upon Landlord’s receipt of reasonably detailed invoices and proof of payment therefor.

Section 7.02 Tenant, with the prior written consent of Landlord (which consent shall not be unreasonably withheld), and only with such consent, and subject to the conditions set forth in this Lease and subject to any additional conditions and restrictions which Landlord may in its reasonable discretion impose, may, at Tenant’s sole cost and expense, make non-structural alterations, additions and modifications to the Building during the Term hereof (hereinafter referred to as the “Additional Improvements”) provided, however, that Landlord’s consent shall not be required for any improvements that do not adversely affect either the structural components of the Building or the building systems and are anticipated to cost less than $50,000.00 in the aggregate for such improvements. For the avoidance of doubt, this $50,000.00 amount shall apply in each instance where improvements are made or to be made by Tenant as long as each instance is not done as a subterfuge to avoid having to comply with the provisions of this Lease relating to improvements that cost $50,000.00 or more. Landlord shall cooperate with Tenant, at no cost to Landlord, in securing the building and other permits and authorizations necessary for any work required or permitted to be done by Tenant under this Lease. Tenant may only erect such signs on the Premises as shall be in number, size, height, location, format and color acceptable to, and approved in writing by Landlord, which approval shall not be unreasonably withheld, delayed or denied. Tenant will not use or permit to be used on the Premises any moving or flashing signs, flags, pennants, garlands, garish colors, or other eye-attracting devices. Within fifteen (15) days after the receipt from Landlord of a demand to remove any eye-attracting device reasonably objected to by Landlord, Tenant will remove or cause to be removed such device. Tenant retains and will at all times retain ownership of signs that Tenant installs. As a condition to any application, Landlord must execute any applications or consents that governmental authorities require with respect to any signs and advertising matter that Tenant desires to erect and that Landlord has approved; provided, however, that any such applications or consents will not impose any liability on Landlord for the erection or maintenance of the signs.

In the event Tenant desires to make structural changes to the Building or that affect the Building systems, or if Tenant desires to construct additions to the Building or to construct additional buildings on other portions of the lot (if and to the extent owned by Landlord), Landlord will in good faith discuss such changes or construction with Tenant.

Landlord specifically approves the conversion of the visitor waiting area, which is located to the right of the entrance and the lobby, to an open cubical office space.

Notwithstanding the foregoing, Tenant shall have the right to construct, at Tenant’s sole cost and expense, additional office space in the warehouse area of the Premises (provided, that Tenant shall not construct any mezzanine improvements or any second floor improvements), subject to the following conditions:

(a) Prior to making such additions, Tenant shall submit to Landlord for its approval, detailed plans and specifications (“Plans”) for the proposed improvements;

(b) Tenant shall obtain all permits, approvals and certificates required by any governmental authorities;

(c) All work shall be performed in a good, workmanlike and lien-free manner, in accordance with the Plans and all Requirements, by contractors meeting the requirements set forth in Section 7.04 below;

(d) Tenant shall furnish to Landlord duplicate original policies or certificates of worker’s compensation (covering all persons to be employed by Tenant, and Tenant’s contractors and subcontractors in connection with the improvements) and commercial general liability (including property damage coverage) insurance and Builder’s Risk coverag, for such periods and in such amounts as Landlord may reasonably require, naming Landlord as an additional insured;

(e) Tenant shall not alter or modify any structural components, systems, or the exterior of the Building;

(f) Such improvements shall be constructed in the same finish as, and the materials used in such construction shall be of at least equal quality as, the improvements existing on the Effective Date; and

(g) Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s sole expense, remove all such office alterations and shall repair and restore, in a good and workmanlike manner, any damage to the Premises as a result of such removal; and upon default thereof, Tenant shall reimburse Landlord for Landlord’s cost of repairing and restoring such damage.

Section 7.03 Title to Improvements. Title to the Additional Improvements and all renewals and replacements thereof, when made, erected, constructed, installed or placed upon the Premises by Tenant, shall be and remain in Tenant until the expiration of the Term of this Lease, unless sooner terminated as provided herein. Upon the expiration or sooner termination of this Lease, if Tenant does not remove the Additional Improvements as provided in Section 16.01 below, title to the Additional Improvements and all changes, additions and alterations therein, shall immediately pass to, vest in and belong to Landlord.

Section 7.04 Tenant’s Contractors. Construction of Additional Improvements shall be performed by contractors that are reputable, licensed, bondable, insured in the State of Georgia and experienced in the work to be performed, and approved by Landlord, which approval shall not be withheld or delayed unreasonably. Tenant, at its expense, shall cause payment and performance bonds to be issued for all construction work in excess of $100,000. Tenant shall cause Landlord to be named as a beneficiary under each payment and performance bond issued with respect to any construction contracts for Additional Improvements. Further, such construction contracts shall specifically provide that such contracts may be assumed by Landlord, and all contractor agreements and warranties thereunder will be also for the benefit of Landlord.

Section 7.05 Signs. Provided Landlord approves the signs, Tenant may erect and maintain on the Land or Building, at its expense, signs, so long as such signs satisfy the applicable zoning ordinances and all other governmental requirements laws, ordinances or regulations applicable to the Land. Tenant must obtain the prior written approval of Landlord with respect to all such signage or promotional displays placed on the Land prior to the placement of same on the Land or Building, which approval may be granted or denied in Landlord’s sole discretion.

Section 7.06 Liens. Tenant shall not permit or suffer to exist any lien, encumbrance or charge against the Premises, and Tenant shall at all times maintain the Premises free and clear of all liens for services or labor performed or rendered, or for materials delivered, supplied or furnished, to or in connection with any improvements made by Tenant. In any lien, encumbrance or charge is filed against all or any part of the Premises for improvements made by Tenant, Tenant shall cause the same to be discharged by payment, satisfaction or posting of bond within thirty (30) days after the date filed. If Tenant fails to cause any such lien, encumbrance or charge to be discharged within the permitted time, Landlord may cause it to be discharged and may make any payment which Landlord, in Landlord’s sole judgment, considers necessary, desirable or proper in order to do so. If Landlord makes any such payment, all amounts paid by Landlord shall be payable by Tenant to Landlord upon demand. The liens, encumbrances and charges covered by this Section 7 shall include, without limitation, liens for federal taxes, state taxes and assessments, county taxes and assessments, local taxes and assessments, security interests and liens filed by mechanics, laborers, materialmen, architects, surveyors, attorneys or engineers for work, labor, services or materials performed, rendered, supplied or furnished (or alleged to have been performed, rendered, supplied or furnished) with respect to the Premises.

Notice is hereby given that Landlord shall not be liable for any labor or services performed or rendered, or materials supplied or furnished, to the Premises at the instance of Tenant or any party claiming by, through or under Tenant, and no mechanics or other liens with respect thereto shall attach to or affect the interest of Landlord in and to the Premises. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or which Landlord shall deem reasonably necessary, for the protection of Landlord, the Premises and any other party having an interest therein, from mechanics’ and materialmen’s liens. Nothing in this Lease and no action or inaction by Landlord shall be deemed or construed to mean that Landlord has granted to Tenant any right, power or permission to do any act or to make any agreement which may create, give rise to, or be the foundation for, any right, title, interest or lien in or upon the reversion or other estate or interest of Landlord in and to the Premises.

Section 7.07 Trade Fixtures of Tenant. Tenant is entitled to install in or upon the Premises its trade fixtures, equipment and other property and to place liens on such trade fixtures, equipment and other property, all of which shall remain the property of Tenant, and grant security interests therein. At Tenant’s reasonable request, Landlord shall, at no cost to Landlord, execute instruments in favor of any party having ownership or security interest in any of Tenant’s personal property for the purposes of (a) subordinating any Landlord’s lien or right to levy thereon or (b) acknowledging that the property, including the Improvements, remains Tenant’s personal property notwithstanding Tenant’s installing the property on the Premises.

ARTICLE VIII

MAINTENANCE AND REPAIRS

Section 8.01 Tenant’s Acceptance of Premises. Tenant hereby accepts the Premises as it now exists in its current condition “AS-IS” and “WITH ALL FAULTS.” Except as may be expressly set forth in this Lease, Landlord has made no representations or warranties and makes no representation or warranty, and no responsibility has been or is assumed by Landlord, with respect to the Premises or with respect to Additional Improvements or the value, expense of operation or income potential thereof or as to any other fact or condition which has or might affect the Premises or Additional Improvements or the condition, repair, value, expense of operation or income potential of the Premises or the Additional Improvements or any portion thereof. Landlord and Tenant agree that all understandings and agreements heretofore made between them or their respective agents or representatives with respect to the subject matter of this Lease, except for the obligations of Tenant under the Original Lease accruing or arising prior to the Effective Date, are merged into this Lease which fully and completely expresses their agreement as of the Effective Date. Tenant acknowledges that Landlord has no obligation under or accruing from the Original Agreement. Tenant hereby further accepts the Premises and will accept Additional Improvements (as exist in the future) including the Land as zoned, and except for the obligations of Landlord under this Lease agrees, at Tenant’s sole cost, to abide by and comply and cause all parties having any rights under Tenant or permitted, authorized or allowed by Tenant to use the Premises and Additional Improvements only in a manner so as to comply with the terms of this Lease, the Deed Restrictions and all laws, rules, regulations and conditions imposed by any governmental authority, including, but not limited to, the City of Alpharetta, Forsyth County and the State of Georgia.

Section 8.02 Tenant’s Maintenance Obligations. Tenant covenants and agrees unto Landlord that this Lease is net to Landlord with Tenant obligated to cause the Premises and all Additional Improvements to be maintained in good repair and condition and to release and deliver to Landlord at the end of the Term the Premises and Additional Improvements in good repair and condition at the termination of this Lease except for obligations pursuant to the terms of Section 8.03, Section 11.03 and Section 12.07. In furtherance of the foregoing and not by way of limitation, Tenant shall maintain at its expense in good repair all equipment and systems serving the Premises, exterior glass, all utilities and utility lines, water and sewer connections, plumbing, wiring, landscaping, all HVAC equipment (including, without limitation, all systems, equipment and compressors), the parking lot, and Additional Improvements. Tenant at its expenses shall provide (i) preventative and routine maintenance of the heating, ventilation and air conditional systems of the Premises and Additional Improvements, including periodic filter change and routine service and adjustment at least four (4) times per year. Tenant shall enter into preventative maintenance agreements with a service firm approved by Landlord, to provide all the aforesaid maintenance and service during the Term, at Tenant’s sole expense, which agreements shall also benefit Landlord. Tenant agrees to indemnify and hold harmless Landlord for any failure of Tenant to comply with the foregoing. The maintenance obligations of Tenant under this Section 5.05 shall be deemed to be “Tenant’s Maintenance Obligations.” Tenant shall be responsible for all cleaning, remodeling, including interior painting and carpeting) and all cosmetic maintenance of the Premises.

Section 8.03 Landlord’s Maintenance Obligations. Landlord shall only have the duty of maintenance for the roof, foundation, and exterior walls located on the Land but not the Additional Improvements. Tenant hereby waives any and all right to require Landlord to maintain or cause to be maintained any other portion of the Premises or Additional Improvements. Landlord shall have no duty for cleaning, remodeling or cosmetic repairs or maintenance to the Premises.

Section 8.04 Failure of Tenant to Pay. In the event Tenant fails to comply with its obligations of maintenance or obligation of maintenance to maintain service agreements as provided in this Lease, Landlord shall have the right, but not the obligation, to enter into any service agreements Tenant is required to maintain at Tenant’s expense and to perform at Tenant’s expenses any maintenance not timely performed by Tenant. The cost for such maintenance and service agreements plus interest thereon at the Default Rate shall be due by Tenant to Landlord on demand.

ARTICLE IX

INDEMNIFICATION

Section 9.0 1 Indemnification by Tenant. Except as set forth in Section 17.02 hereof, Tenant agrees to be responsible for, to indemnify and hold harmless Landlord and Registered Mortgagee from any and all liabilities, damages, claims or demands related to the Premises or Additional Improvements arising out of any condition, accident or occurrence causing injury or death to any person whomever or damage to any property whatsoever, arising during the Term from the condition of the Premises, Additional Improvements or any part thereof or the use or occupancy of the Premises or Additional Improvements or any part thereof. Tenant shall defend Landlord and Registered Mortgagee against any such liability, damage, claim or demand and reimburse Landlord and any Registered Mortgagee, for any costs reasonably incurred by Landlord or any Registered Mortgagee of Landlord in connection therewith, including reasonable attorneys’ fees actually incurred. Tenant shall also indemnify and hold harmless Landlord for any Default of Tenant under this Lease.

Section 9.02 Indemnified Parties. The indemnities in favor of Landlord set forth in Section 9.01 above, together with any other indemnities in favor of Landlord provided elsewhere in this Lease, shall be deemed to include and be in favor of Landlord, and its respective officers, directors, employees, successors and assigns, including any entity resulting by reason of merger or consolidation of any of the foregoing parties

ARTICLE X

INSURANCE

Section 10.01 Public Liability Coverage. Tenant, at Tenant’s sole cost and expense, shall obtain and at all times during the Term maintain in force with regard to the Premises and Additional Improvements a valid policy or policies of commercial general and umbrella liability insurance (including personal injury liability coverage, employee liability coverage, and contractual liability coverage for all indemnification obligations of Tenant hereunder), and workers compensation coverage as required by law, meeting the requirements hereof. Tenant’s general and umbrella liability policies shall have a total combined single limit per occurrence of not less than $10,000,000.00. Landlord and Registered Mortgagee shall be named as an additional insureds under such policies of insurance, and there shall be no exclusion for liability applicable to Landlord, Tenant or Registered Mortgagee on the basis of being jointly insured.

Section 10.02 Casualty Insurance. Tenant, at Tenant’s sole costs and expense, shall obtain and at all times during the Term maintain in force a valid policy or policies of insurance which insures 100% of the replacement cost of the Improvements and Additional Improvements. Such policy shall insure against loss or damage to the Improvements and Additional Improvements by fire and other such casualties as are included in all risk replacement cost commercial property insurance coverage and shall provide for deductibles of not more than $10,000 in the aggregate. Such insurance shall include a waiver of coinsurance by an “agreed amount endorsement” or otherwise.

Section 10.03 Form and Requirements of Insurance.

(a) The policy to be provided as set forth in Section 10.01 of this Lease shall provide that the coverage provided thereby to any additional insured party shall neither be invalidated nor subject to cancellation by reason of any act or negligence of the named insured party nor by any breach or violation by the named insured of any warranties, declarations or covenants contained in such policies. All of the insurance policies provided for in Section 10.02 of this Lease shall be issued in the name of Tenant and Landlord as their interests may appear and provide that all insurance proceeds shall be paid pursuant to Section 11.02 below. All insurance policies of Tenant shall be issued by an insurance company licensed to do business in the State of Georgia and having a Best rating of A-/X or better. Landlord shall have the right, no more than once every twenty-four (24) months during the Term, based upon the written recommendations of Landlord’s insurance consultants, to require that the coverage and limits of any insurance required to be maintained by Tenant under this Lease be increased in compliance with such recommendations of Landlord’s consultants. If insurance consultants retained by Tenant disagree with the required increase, and if the insurance amounts are within ten percent (10%) of the higher, the insurance shall be issued in an increased amount equal to the amount recommended by Tenant’s insurance consultants plus one-half ( 1/2) of the difference between the amount recommended by Tenant’s insurance consultants and the amount recommended by Landlord's insurance consultants. Notwithstanding the foregoing, all insurance shall satisfy the requirement of Section 10.01 and Section 10.02 hereof. Otherwise, the dispute shall be resolved through the arbitration provisions contained in this Lease. All policies required under Section 10.01 and Section 10.02 shall provide that the insurer shall give Landlord and any Registered Mortgagee at least thirty (30) calendar days’ prior written notice of any cancellation or expiration thereof or of any reduction or change in coverage under the policy or policies. All or any portion of the insurance provided for in this Lease may be taken out under a blanket insurance policy or policies covering other properties of Landlord or Tenant in addition to the Premises and Additional Improvements. Tenant shall furnish Landlord with certificates that required insurance is in full force and effect, copies of all insurance policies, and exhibit receipts for payment of premiums on such insurance policies. Upon annual written request of Tenant received by Landlord, Landlord shall cause to be delivered to Tenant similar certificates as to insurance required to be maintained by Landlord. Without limitation, Tenant shall evidence renewal or replacement of all such policies (and payment of premiums therefore) ten (10) days prior to expiration of the then current policy, with copies of such renewal or replacement policies or certificates of insurance with respect thereto being delivered to Landlord within thirty (30) days after the date of renewal or replacement.

(b) Loss, if any, under the insurance policy maintained pursuant to Section 10.02 above, shall be adjusted with the insurance company or companies by Tenant, Landlord and with participation by Registered Mortgagee, unless Tenant exercises its right under Section 17.02, in which event Tenant shall have no right to exercise any right. The loss, as so adjusted, shall be paid to Landlord and made available to Tenant for restoration or repair, or paid to a Registered Mortgagee for the purpose of reconstructing and repairing any damage as provided for herein, all as more particularly provided in Article XI.

Section 10.04 Waiver of Subrogation. Tenant hereby releases Landlord from any and all liability for any loss or damage caused by any casualty, even if the casualty is brought about by the fault or negligence of Landlord. Tenant agrees that it shall have its fire and extended coverage insurance policies endorsed to allow the release contemplated by this Section 10.04, and, if such endorsement is necessary to allow such release, Tenant shall indemnify and hold harmless Landlord from any failure to obtain the foregoing endorsement. Except as specifically otherwise provided in this Section 10.04, nothing in this Lease shall be construed to release either party hereto from any liability arising from the fault, acts, omissions or negligence of said Party.

ARTICLE XI

DAMAGE OR DESTRUCTION

Section 11.01 Damage or Destruction. If any portion of the Improvements or Additional Improvements shall be damaged or destroyed from any cause, regardless if covered by insurance, then the Rent shall not abate. Except as provided in Section 11.03 hereof, Tenant shall at Tenant’s own cost and expense within ninety (90) calendar days following the date of such damage or destruction commence the work of repair, reconstruction or replacement of such damage or destruction to restore the Improvements and Additional Improvements to the condition prior to the casualty or if approved in writing by Landlord to plans approved in writing by Landlord. Tenant shall continuously prosecute such construction with diligence and dispatch until the Improvements and Additional Improvements shall have been repaired or reconstructed or replaced as herein provided. Tenant shall pay or cause to be paid all expenses in connection therewith so that such new or repaired Improvements and Additional Improvements shall be free and clear from all liens and claims for labor, materials, fees or other expenses. The construction provisions of this Section 11.01 are subject to the terms, rights, and conditions of Force Majeure.

Section 11.02 Insurance Proceeds. For any loss, the insurance proceeds shall be made payable, paid and disbursed to the Registered Mortgagee, or if there is no Registered Mortgagee, or Registered Mortgagee does not accept, then to Landlord. All insurance proceeds required to be paid to a Registered Mortgagee shall be paid to such Registered Mortgagee as trustee for the benefit of Landlord and disbursed only as herein provided. The party entitled to receive such insurance proceeds (whether Landlord or a Registered Mortgagee, the “Trustee”) shall be entitled and is hereby authorized and directed to collect the insurance proceeds and shall hold and disburse the insurance proceeds only as follows:

(a) If during the time the insurance proceeds, or any part thereof, are in the possession of Trustee, Tenant is in monetary default hereunder with respect to the payment of Rent, then Tenant authorizes and hereby directs Trustee, upon demand by Landlord, to pay over to Landlord so much of such insurance proceeds as may be necessary fully to pay or discharge and cure any such default by Tenant. Trustee shall promptly pay these amounts to Landlord. Nothing herein contained, however, shall be construed to permit Tenant to default in the payment of any Rent due hereunder, and Landlord shall have the right, at its option, in the case of a Default in the payment of any Rent, to proceed against Tenant for the collection of such Rent, and to reenter and take possession of the Premises and Additional Improvements in accordance with the provisions of this Lease and without prejudice to Landlord’s rights to the benefit of such insurance money as security for the payment of the Rent.

(b) All insurance moneys received by Trustee which are not used or necessary to be used to cure any Default with respect to Rent as above provided shall be available to Tenant for the purpose of rebuilding, restoring or repairing the Improvements and Additional Improvements. All repair, restoration or replacement shall be in accordance with the terms of this Lease. The proceeds shall be paid by Trustee from time to time in accordance with certificates, approved by Trustee, from the architect, engineer or other party showing the work that has been completed and the amount due for such work to designated persons for labor, materials, and other proper items of cost incurred in connection with the work of repair, reconstruction or replacement. In lieu of such certificates, Trustee may disburse pursuant to joint instructions to Trustee by Landlord, Tenant and any Registered Mortgagee. The distribution of insurance proceeds shall be consistent with and pursuant to construction loan disbursement procedures commonly used by national banking associations in the metropolitan Atlanta, Georgia area, provided, however, there will be a hold-back of ten percent (10%) of billed costs until the satisfaction of all conditions for completion of the repairs of the casualty. Any accumulation of interest upon the fund so held by Trustee shall be added to and become a part of the said fund and shall be held and disbursed by Trustee as herein provided. All such interest shall be deemed for tax purposes the income of Tenant. In the event of the expiration or termination of this Lease before the expenditure of the full amount of such insurance fund, any unexpended balance remaining shall be paid to and become the property of Landlord. If the work to be performed in accordance with this Section 11 .02 is at the point of Repair Completion, then any excess funds from the insurance proceeds after payment of all amounts necessary to cure any Default shall be paid to Landlord, subject to the rights of any Registered Mortgagee. The term “Repair Completion” shall mean, with respect to any restoration or repair, that (i) Tenant has obtained an unconditional certificate of occupancy for the Improvements, including, without limitation, Additional Improvements, as applicable, required to be restored or repaired by Tenant and provided a copy thereof to Landlord, (ii) Tenant has obtained a certification, addressed to both Landlord and Tenant, from the architect who prepared the approved plans or such other architect, engineer or other party approved in writing by Landlord that such restoration or repair has been substantially completed in accordance with the approved plans, (iii) Tenant has completed the repair and restoration of all tenant improvements which Tenant is obligated to complete pursuant to any tenant agreement and (iv) all costs for such restoration or repair have been paid in full and appropriate evidence thereof is delivered to

Landlord and Trustee. The construction provisions of this Section 11.02(b) are subject to Force Majeure and any delays from the failure of Landlord or any Registered Mortgagee to approve the approved plans in a timely manner.

Section 11.03 Damage During the Last Twelve Months. In the event all or a substantial portion of the Improvements are damaged by fire or other casualty during the last twelve (12) calendar months of the Term, Tenant shall have no obligation to repair or rebuild the Improvements and Additional Improvements. In the event Tenant elects not to repair or rebuild the Improvements and Additional Improvements as set forth in this Section 11.03, Tenant shall give Landlord written notice of such election within thirty (30) days of the date of such casualty and prior to any settlement with any insurance carrier of Tenant for such casualty. In the written notice to Landlord the date of the end of the Terms shall be set forth. Tenant shall be obligated at its expense to protect the Premises following the casualty including building a fence to protect the Premises. All terms of this Lease except for maintenance, other than to protect the Premises and Additional Improvements, including, without limitation, the payment of Rent shall continue through the date the Term ends as set forth in the written notice to Landlord.

ARTICLE XII

CONDEMNATION

Section 12.01 Separate Awards. If, during the Term, the Premises or any part thereof shall be condemned or taken by any applicable governmental authority or by any corporation, public or private, or by any other body having power of eminent domain (collectively, “Condemnation”), the court in such Condemnation proceeding shall, if not prohibited by law, be requested to make separate awards to Landlord and Tenant, and Landlord and Tenant agree to request such action by the court. This Section 12.01 shall be construed as superseding any statutory provisions now in force or hereafter enacted concerning Condemnation proceedings to the extent permitted by law. If the court shall make separate awards to Landlord and Tenant, then except as provided in Section 12.07, neither of such parties shall have any rights or claims with respect to the award made by the court to the other party (provided that nothing herein is intended to limit the rights of the parties under this Article XII). If such court is prohibited by law from making separate awards to Landlord and Tenant or declines to do so, the award in such Condemnation proceeding shall be paid to the parties as provided in Section 12.05 hereinbelow.

Section 12.02 Total Taking. If all of the Premises or all of the Land and the Improvements located thereon are taken by Condemnation, then the taking shall be deemed to be a total taking (a “Total Taking”), and this Lease shall terminate as of the date of the final decree of the Total Taking, except for the payment of all Rent which has accrued under this Lease and all indemnities of Tenant upon the entry of the final decree of the Total Taking and Tenant waives all right to any condemnation proceeds for the taking of the Premises, except as provided in Section 12.05. The Rent shall be apportioned as of the date of the final decree of the Total Taking.

Section 12.03 Partial Taking of Substantial Portion of Premises. If less than a Total Taking of the Premises shall occur (a “Partial Taking”), Tenant may, at its option within sixty (60) days after the awards for such Condemnation are determined, provide Landlord with a certificate from a general partner, or an officer of a corporate general partner, of Tenant, stating that:

(a) Tenant has determined that the remainder of the Premises and Additional Improvements after such Partial Taking:

(i) will be substantially below the standard and level of quality and income production existing immediately prior to the Partial Taking; and

(ii) will be substantially unusable by Tenant; and

(b) Tenant desires that the Term end.

Tenant shall also provide to Landlord appraisals, plans and specifications, and other evidence acceptable to Landlord substantiating (a)(i) and (ii) above.

Within thirty (30) days after Landlord’s receipt of Tenant’s certificate, Landlord shall notify Tenant in writing as to whether Landlord agrees that the portion of the Premises and Additional Improvements taken will have the consequences described in (a)(i) and (ii) above. If Landlord agrees with Tenant’s determination, or as a result of arbitration as provided and permitted in this Lease Tenant’s determination is determined to be correct, then such Condemnation shall be deemed a Total Taking, and this Lease shall terminate (except for all accrued and unpaid Rent, the indemnities of Tenant under this Lease and obligations under this Lease that have accrued to date or survive a termination) and the Rent shall be apportioned as of the date of Landlord’s receipt of Tenant’s certificate. In the event that the Condemnation is not determined to result in a Total Taking for purposes hereof, then the Condemnation shall be governed by the provisions of Section 12.04 below.

Section 12.04 Partial Taking.

(a) If during the Term a Partial Taking of the Premises and Additional Improvements occurs which does not result in termination of this Lease pursuant to Section 12.03 above, this Lease shall remain in full force and effect according to its terms. Landlord and Tenant shall seek separate awards as provided in Section 12.01 above. In the event separate awards cannot be obtained, any award made for the interest of Landlord and Tenant shall be apportioned as provided in Section 12.05 below.

(b) If, as a result of a Partial Taking, any part of the Premises only is rendered permanently unsuitable for Tenant’s use and occupancy, the Base Rent shall be reduced in proportion to the reduction in value of the Land and the Improvements resulting from the Condemnation. In the event that Landlord and Tenant are unable to agree upon the amount of such rental reduction or abatement, the matter shall be resolved pursuant to the arbitration provisions hereof, and pending the determination of the amount of the reduction or abatement, Tenant shall pay to Landlord, on the first day of each calendar month during the Term until such determination is made, in lieu of the Base Rent, that amount which is the average of the amounts claimed by Landlord and Tenant as the proper Base Rent by reason of the Condemnation. The Base Rent shall be adjusted retroactive to the date of the final decree of the Condemnation at the time the amount of the Base Rent reduction or abatement is determined by arbitration or otherwise agreed upon between Landlord and Tenant. There shall be no abatement or reduction of Additional Rent.

(c) In the event this Lease is not terminated as provided in Section 12.02 or Section 12.03 above, Tenant shall, at its expense, up to but not in excess of the amount of the award or damages payable for Tenant’s interests, or any part thereof, plus the amount of the Condemnation award paid to Landlord and made available to Tenant, promptly after such Condemnation and payment of the award, make repairs to the Premises. The restoration and repair shall improve the Premises and Additional Improvements to the standard so that it is adequate to permit Tenant to carry on business within the Premises to substantially the same extent and with substantially the same efficiency as before the Condemnation.

Section 12.05 Division of Award.

(a) If, in the event Tenant terminates this Lease as provided in Section 12.02 or Section 12.03 and the court in such Condemnation proceeding declines to make or is prohibited from making the separate awards requested as provided in Section 12.01, then the award made for the interest of both Landlord and Tenant shall be divided between Landlord and Tenant on a pro rata basis as follows:

(i) Landlord shall be entitled to the value of the Premises.

(ii) Tenant shall be entitled to a relocation allowance to the extent that this amount is specifically included in the condemnation award.

(iii) Any Registered Mortgagee shall be paid only from the amounts allocated to Landlord but subject to the terms of this Lease.

(b) If, in the event of a Partial Taking, and Tenant does not terminate this Lease as provided in Section 12.03 or Section 12.07, and the court in such Condemnation proceeding declines to make or is prohibited from making the separate awards requested as provided in Section 12.01, then the award made for the interest of both Landlord and Tenant shall be divided between Landlord and Tenant on a pro rata basis with Landlord receiving the total award except for the amount included in the award specifically for the items set forth in Section 12.05(a)(ii).

(c) If such Condemnation involves a Partial Taking during the last twelve (12) months of the Term and Tenant elects to terminate this Lease as provided in Section 12.07, then notwithstanding anything to the contrary provided in Section 12.07 above, the award made or allocated to the interest of Tenant shall be payable as provided in said Section 12.07.

(d) In the event of Partial Taking and this Lease is not terminated, proceeds from any Condemnation payable to Tenant and Landlord for the restoration of the remaining Premises after the Condemnation shall be delivered to Landlord or if directed by Registered Mortgagee to Registered Mortgagee to be disbursed in the same manner as insurance proceeds pursuant to Article XI as Tenant satisfies its obligations under Section 12.04(c). After completion of Tenant’s obligations under Section 12.04(c) and payment therefor, the remainder of such amount shall be paid to Landlord or as directed by Landlord.

Section 12.06 Negotiated Sale. For the purpose of this Article XII, a “Taking,” “Condemnation” or a “Taking by Condemnation” shall include a negotiated sale or lease and transfer of possession to a condemning authority under bona fide threat of condemnation for public use.

Section 12.07 Condemnation During the Last Twelve Months. In the event a substantial portion of the Premises or Additional Improvements are affected by a Partial Taking during the last twelve (12) months of the Term and an award made or allocated to Tenant in accordance with this Article XII is not sufficient to restore the Premises and Additional Improvements to a condition substantially equivalent to the standard and level of quality and income production existing immediately prior to the Condemnation, then Tenant may, at its option, exercisable not less than sixty (60) days after the awards for such Partial Taking are determined, elect to terminate this Lease (except for accrued and unpaid Rent, the indemnities of Tenant under this Lease that have accrued and the obligations under this Lease that do not terminate on termination), this Lease shall terminate as of the date Tenant provides in its written notice to Landlord. In the event of any such termination, then notwithstanding anything to the contrary provided in this Article XII, the award made or allocated to the interest of Tenant (except for a relocation allowance) shall be payable and paid to Landlord or to a Registered Mortgagee.

ARTICLE XIII

ENCUMBRANCES

Section 13.01 Mortgage of Leasehold. Tenant shall have no right to convey, mortgage or encumber, by deed to secure debt or similar instrument in the nature thereof as security for any debt, Tenant’s interests in this Lease or the Premises as security for any debt.

Section 13.02 Mortgage of Landlord’s Fee. During the Term, Landlord shall have the right to mortgage Landlord’s estate in the Premises and Additional Improvements subject to the terms herein provided. This Lease shall be subject and subordinate to any and all Registered Mortgages if Landlord requests; provided, however, that the subordination herein contain in this Section 13.02 shall not be effective unless Registered Mortgagee shall execute and deliver a non-disturbance agreement, in favor of Tenant, providing that, in the event its Registered Mortgage shall be foreclosed, so long as no Default shall have occurred and be subsisting hereunder, and so long as Tenant shall attorn to the purchaser upon such foreclosure, and so long as Tenant continues to pay the Rent and fully and completely keep, observe, satisfy, perform and comply with all agreements, terms and covenants, conditions, requirement, provision and restrictions of this Lease, this Lease shall not terminate by reason of such foreclosure and Tenant’s possession of the Premises shall not be disturbed; provided, however, Registered Mortgagee, or a successor-in-interest to Registered Mortgagee, or any purchaser at a foreclosure sale shall not be:

(a) Liable for any act or omission of any prior Landlord;

(b) subject to any offset or defenses which Tenant might have against any prior Landlord; or

(c) bound by any Rent or Additional Rent or advance rent which Tenant might have paid for more than the current month to any prior Landlord and all such rent shall remain due and owing notwithstanding such advance payment; or

(d) bound by an amendment or modification of this Lease made without its consent and written approval.

Tenant agrees with any Registered Mortgagee that enters into a non-disturbance agreement, that, in the event Landlord shall fail to perform or observe any of the terms, conditions or agreements in this Lease, or a Default by Landlord shall otherwise occur in this Lease, Tenant shall give written notice thereof to Registered Mortgagee and Registered Mortgagee shall have the right (but not the obligation) to cure such failure. Tenant shall not take any action with respect to such failure under this Lease, including, without limitation, any action in order to terminate, rescind or avoid this Lease or to withhold any rent thereunder, for a period of thirty (30) days after receipt of such written notice by Registered Mortgagee; provided, however, that in the case of any such Default which cannot with diligence be cured within said 30-day period, if Registered Mortgagee shall proceed promptly to cure such failure and thereafter prosecute the curing of such failure with diligence and continuity, the time within which such failure may be cured shall be extended for such period as may be necessary.

Section 13.03 Estoppel Certificates and Subordination, Non-Disturbance and Attornment Agreement. Tenant agrees upon request from Landlord to deliver within ten (10) days after request an estoppel certificate in the form attached hereto as Exhibit B and execute and deliver a Subordination, Non-Disturbance and Attornment Agreement in form reasonably acceptable to Landlord and any Registered Mortgagee.

Section 13.04 Survival. The provisions of this Article XIII shall survive any termination of this Lease.

ARTICLE XIV

ASSIGNMENT AND SUBLETTING

Section 14.01 Assignment. Except with Landlord’s prior written consent, which shall not be unreasonably withheld, Tenant shall not sell or assign or in any manner transfer this Lease, including by operation of law, except to a Tenant Affiliate as provided hereinbelow.

Section 14.02 Subletting. Except with Landlord’s prior written consent, which shall not be unreasonably withheld, Tenant shall have no right to sublease all or any portion of the Premises or Additional Improvements, including by operation of law, except to a Tenant Affiliate as provided hereinbelow.

Section 14.03 Assignment or Sublease to a Tenant Affiliate. Upon thirty (30) days’ prior written notice to Landlord, Tenant may, without Landlord’s prior written consent, assign this Lease or sublease all or any portion of the Premises or Additional Improvements to a Tenant Affiliate.

Section 14.04 Tenant’s Notice. Tenant’s request for consent to an assignment or sublease (or notice of an assignment or sublease to a Tenant Affiliate) shall be accompanied by (a) with respect to an assignment of this Lease, a fully-executed copy of the assignment and assumption agreement, and (b) with respect to a sublease of all or a part of the Premises, a description of the portion of the Premises to be subleased, and a copy of the fully-executed sublease agreement. In addition to the foregoing information, Tenant’s request for consent to an assignment or sublease shall include: (i) a true and complete statement reasonably detailing the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Premises, (iii) current financial information with respect to the proposed assignee or subtenant, including its most recent financial statements, and (iv) any other information Landlord may reasonably request.

Section 14.05 Tenant’s Obligations. Any assignee or subtenant shall assume, in a written document reasonably satisfactory to Landlord and delivered to Landlord upon or prior to the effective date of such transaction, all of the obligations of Tenant under this Lease. Notwithstanding any assignment or subletting, Tenant shall at all times remain fully responsible and liable for the payment of Rent and for compliance with all of Tenant’s other obligations under this Lease.

Section 14.06 Further Assignment/Subletting. Landlord’s consent to any assignment or subletting shall not relieve Tenant from the obligation to obtain Landlord’s consent to any further assignment or subletting. In no event shall any permitted subtenant assign or encumber its sublease or further sublet any portion of its sublet space, or otherwise suffer or permit any portion of the sublet space to be used or occupied by others.

ARTICLE XV

DEFAULT - FORFEITURE - TERMINATION

Section 15.01 Default and Notice. Each of the following events shall constitute a “Default” or “Event of Default” under this Lease:

(a) Tenant’s failure to pay, within five (5) days after the date when due, any item of Rent (other than any award, other than for Base Rent, which is entered against Tenant in any arbitration proceeding pursuant to Section 18.15 or any award entered against Tenant pursuant to any final judgment entered in any court having jurisdiction), and the continuation of such failure for a period of ten (10) days after Tenant’s receipt of written notice of such failure;

(b) Tenant’s failure to pay within thirty (30) days after the date when due the amount of any award which is entered against Tenant in any arbitration proceeding pursuant to Section 18.15 or the amount of any award entered against Tenant pursuant to any final judgment entered in any court having jurisdiction;

(c) any conveyance, mortgage, or encumbrance of Tenant’s interests, or any part thereof, as security for any debt without the prior written consent of Landlord, and the failure of Tenant either to discharge such conveyance, mortgage or encumbrance as a lien or security interest against Tenant’s interests, or any part thereof;

(d) the filing by Tenant of a voluntary petition in bankruptcy or the filing by Tenant of any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other law or regulation relating to bankruptcy, insolvency or other relief for debtors, or Tenant seeking or consenting to or acquiescing in the appointment of any trustee, receiver or liquidator of Tenant, or of all or substantially all of the assets of Tenant, or of all or substantially all of the income, rents, issues, profits or revenues thereof, in connection with the insolvency of Tenant, or the making by Tenant of any general assignment for the benefit of creditors, or the admission in writing by Tenant of its inability to pay its debts generally as they become due, or the commission by Tenant of an act of bankruptcy;

(e) the filing of a petition against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal, state or other law or regulation relating to bankruptcy, insolvency or other relief for debtors, or the appointment of any trustee, receiver or liquidator of Tenant, unless the petition shall be dismissed within ninety (90) days after the filing, but in any event prior to the entry of an order, judgment or decree approving such petition;

(f) any assignment of all or any portion of Tenant’s interests in the Premises or Additional Improvements, or any subletting of all or any portion of Tenant’s interests in the Premises or Additional Improvements, without the prior written approval of Landlord, except to the extent specifically authorized by the terms of this Lease, and the failure of Tenant either to rescind or terminate such assignment or subletting or to modify the terms thereof so as to conform to the requirements of this Lease within sixty (60) days after Tenant’s receipt of written notice of such default from Landlord; and

(g) Tenant’s failure to comply with any other term, provision, covenant or condition of this Lease and the continuation of such failure without cure for a period of sixty (60) days after Tenant’s receipt of written notice thereof from Landlord; provided, however, (i) that if such default is capable of cure but is of such a nature that it cannot reasonably be cured within sixty (60) days, then the cure period shall be extended for the length of time reasonably necessary for Tenant to cure such default and (ii) that if Tenant is diligently and continuously taking all actions, including the expenditure of funds, which are reasonably necessary to cure such default (any dispute as to whether Tenant is diligently pursuing the cure of any default in expending such funds reasonably necessary to cure such default, or any dispute regarding the expiration of the cure period provided herein, being determined by arbitration pursuant to Section 18.15), then the cure period shall be extended for the length of time reasonably necessary for Tenant to cure such default.

Section 15.02 Landlord’s Remedies. If a Default occurs under this Lease, as hereinabove provided, then, Landlord shall have the right, at Landlord’s election, immediately and without further written notice:

(a) Landlord may terminate this Lease by giving Tenant written notice of termination, in which event Tenant shall immediately quit and vacate the Premises and deliver and surrender possession of the Premises to Landlord, and this Lease shall be terminated at the time designated by Landlord in its notice of termination to Tenant.

(b) Without terminating this Lease pursuant to Section 8.2(i), Landlord may enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises, by force if necessary, without being liable for prosecution or any claim for damages. No such entry or repossession shall be construed as an election by Landlord to terminate this Lease unless Landlord gives a written notice of termination to Tenant.

(c) Without terminating this Lease, Landlord may re-lease the Premises or any part thereof, on such terms and conditions as Landlord may deem satisfactory, and receive the rental for any such releasing, in which event Tenant shall pay to Landlord on demand any deficiency that may arise by reason of such re-leasing.

(d) Landlord may hold Tenant liable for all Rent accrued to the date of the occurrence of such Event of Default and all other damages that Landlord may suffer as a result of such Event of Default, and if Landlord does not terminate this Lease, all Rent thereafter required to be paid by Tenant to Landlord during the Term. Actions to collect amounts, due by Tenant provided for in this Section 15.02 may be brought from time to time by Landlord, on one or more occasions, without the necessity of Landlord’s waiting until expiration of the Term.

(e) Without terminating this Lease, Landlord may do whatever Tenant is obligated to do under the terms of this Lease, in which event Tenant shall reimburse Landlord on demand for any expenses, including, without limitation, reasonable attorneys’ fees, which Landlord may incur in this effecting satisfaction and performance of our compliance w Tenant’s duties and obligations under this Lease.

(f) In the event of termination of Tenant’s right to possession of the Premises or repossession of the Premises for an Event of Default, Landlord shall not have any obligation to re-lease or attempt to re-lease the Premises, or any portion thereof, or to collect rental after re-leasing (if any); but Landlord shall have the option to re-lease or attempt to re-lease and in the event of re-leasing Landlord may re-lease the whole or any portion of the Premises for any period, to any tenant, and for any use and purpose. Landlord shall in no way be responsible or liable for any rental concessions or any failure to re-lease the Premises or any part hereof, or for any failure to collect any rental due upon such re-leasing. Upon each such re-leasing, all rentals received by Landlord from such re-leasing shall be supplied; first to the payment of any indebtedness (other than any Rent) from Tenant to Landlord; second, to the payment of any costs and expenses of such re-leasing, including, without limitation, brokerage fees and attorneys’ fees and costs of alterations and repairs; third, to the payment of Rent then due and unpaid under this Lease; and the residue, if any, shall be held by Landlord without interest to the extent of and for application in payment of future Rent as the same may become due and payable hereunder. In re-leasing the Premises as aforesaid, Landlord may grant rental concessions and Tenant shall not be credited therefore. If such rentals received from such re-leasing shall at any time or from time to time be less than sufficient to pay to Landlord the entire Rent then due from Tenant hereunder, Tenant shall pay any such deficiency to Landlord upon demand. Such deficiency shall, at Landlord’s option, be calculated and paid monthly. No such re-leasing shall be construed as an election by Landlord to terminate this Lease unless Landlord has given a written notice of such election to Tenant, Notwithstanding any such re-leasing without termination, Landlord may at any time thereafter elect to terminate this Lease for any such previous Default.

(g) If this Lease shall terminate as a result of or while there exists a Default hereunder, any funds of Tenant held by Landlord may be applied by Landlord to any damages payable by Tenant (whether provided for herein or by law) as a result of such termination or Default.

(h) Neither the commencement of any arbitration, action or proceeding, nor the settlement thereof, nor entry of judgment thereon, shall bar Landlord from bringing subsequent arbitrations, actions or proceedings from time to time, nor shall the failure to include in any arbitration, action or proceeding any sum or sums then due be a bar to the maintenance of any subsequent arbitrations, actions or proceedings for the recovery of such sum or sums so omitted.

(i) Exercise by or on behalf of Landlord of any one or more remedies provided in this Lease or otherwise available at law or in equity: (a) shall not be the basis for any claim of constructive eviction, or allow Tenant to withhold any payments under this Lease; (b) shall not be deemed to be an acceptance of surrender of the Premises by Tenant whether by agreement or by operation of law (it being understood that such surrender can be effected only by the written agreement of Landlord and Tenant); (c) shall not preclude exercise of any other remedy or remedies provided in this Lease or any other remedy or remedies provided for or allowed by law or in equity, separately or concurrently or in any combination; and (d) shall not constitute an election of remedies excluding the election of another remedy or other remedies, or a forfeiture or waiver of any Rent or of any damages or other sums accruing to Landlord by reason of Tenant’s failure fully and completely to keep, observe, perform, satisfy and comply with all of the agreements, terms, covenants, conditions, requirements, provisions and restrictions of this Lease. Landlord’s forbearance in pursuing or exercising one or more of its remedies shall not be deemed or construed to constitute a waiver of any Default or of any remedy. No waiver by Landlord of any right or remedy on one occasion shall be construed as a waiver of that right or remedy on any subsequent occasion or as a waiver of any other right or remedy then or thereafter existing. No failure of Landlord to pursue or exercise any of Landlord’s powers, rights or remedies or to insist upon strict compliance by Tenant with any agreement, term, covenant, condition, requirement, provision or restriction of this Lease, and no custom or practice at variance with the terms of this Lease shall constitute a waiver by Landlord of the right to demand strict and exact compliance with the terms and conditions of this Lease. No termination of this Lease shall affect Landlord’s right to collect Rent for the period prior to termination.

(j) Tenant acknowledges that Landlord may not have an adequate remedy at law in respect of any Default other than the payment of Rent, and that Landlord shall be entitled to injunctive and other equitable relief if Tenant shall violate or breach, or shall fail fully and completely to observe, keep, satisfy, perform and comply with any agreement, term, covenant, condition, requirement, restriction or provision of this Lease (other than the payment of Rent), or shall threaten to do so.

ARTICLE XVI

VACATION OF PREMISES AND REMOVAL OF TENANT’S PROPERTY

Section 16.01 Vacation and Removal of Property. Upon the expiration or termination of the Term, Tenant shall vacate the Premises and Additional Improvements; and if there is no default under this Lease and if there is no then-uncured Event of Default, Tenant shall be permitted during the Term to remove all tenant fixtures, furniture and other moveable personal property owned by Tenant from the Premises and Additional Improvements. Upon the expiration or termination of this Lease, all rights of Tenant, and of all persons whomsoever claiming by, through or under Tenant, to the Premises and all fixtures, equipment and components therein and thereof (including, without limitation, all engines, machinery, dynamos, generators, boilers, furnaces, elevators, fire escapes and all lifting, lighting, heating, cooling, refrigerating, air-conditioning, ventilating, gas, electric and plumbing apparatus, appliances and fixtures, as well as all other fixtures attached to the Land or the Building) shall cease and terminate; and the Building, Improvements and the aforesaid property shall belong to and be the sole and absolute property of Landlord and Landlord’s successors and assigns, without further act or conveyance, and without liability to make compensation to Tenant or to anyone, free and discharged from all and every lien, encumbrance and charge of any character created or attempted to be created by Tenant at any time. Upon Tenant’s failure to execute and deliver such documents and deeds timely, Tenant hereby grants unto Landlord the right and power to execute and deliver such documents and deeds for and on behalf of Tenant.

Upon the expiration or termination of the Term, whether or not there is a default, Tenant agrees to remove all Additional Improvements if Landlord either requests the removal or if Landlord’s approval of the Additional Improvements requires the removal.

ARTICLE XVII

ENVIRONMENTAL COMPLIANCE

Section 17.01 Environmental Compliance and Indemnity. Except for the obligations of Landlord under Section 17.02 below, Tenant shall cause the Land and the Improvements during the Term to comply with each and every applicable Environmental Law, and all rules, ordinances and regulations including, without limitation, CERCLA, RCRA, SARA, TSCA and CLA and all applicable water and land usage laws, rules, ordinances and regulations and Tenant shall indemnify and hold Landlord harmless from and against any claim, liability, cost, damage, loss, fine or penalty whatsoever relating to a violation of the foregoing obligations of Tenant.

In the event subsequent to the Effective Date Tenant or any affiliate of Tenant or other party other than Landlord violates or creates any potential liability related to any Environmental Law in the operation of or relating to the Land and the Improvements or fails to comply with the terms of this Section 17.01 or Section 17.02 or otherwise, Tenant shall indemnify and hold Landlord harmless from and against any such claim, liability, cost, damage, loss, fine or penalty whatsoever, including any claim that Landlord is a “Potentially Responsible Party” or otherwise. For purposes of this Article XVII, the following terms are defined as follows:

“Environmental Law” means any federal, state or local law, statute, ordinance, code, rule, regulation, license, authorization, decision, order, injunction, decree, or rule of common law (including, but not limited to, nuisance, trespass, negligence or toxic tort claims), and any judicial interpretation of any of the foregoing, which pertains to health, safety, any Hazardous Material, or the environment (including, but not limited to, ground, air, water or noise pollution or contamination, and underground or above-ground storage tanks) and any other state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Hazardous Substance” means any material or substance, whether solid, liquid or gaseous: (i) which is listed, defined or regulated as a “hazardous substance,” “hazardous waste,” “hazardous material” or “solid waste,” or otherwise classified or regulated as dangerous, hazardous or toxic, in or pursuant to any Environmental Law; (ii) which is or contains asbestos, radon, lead, mold, any polychlorinated biphenyl, any polybrominated diphenyl ether, urea formaldehyde foam insulation, explosive or radioactive material, infectious, biological or chemical agent or substance, medical waste or motor fuel or other petroleum hydrocarbons or constituents; or (iii) which causes contamination or nuisance, or threat of the same, on the Premises or any adjacent property, or a hazard or potential harm to the public health, human health or the environment.

“On” means on, in, under, at, above or about with respect to this Article XVII.

“RCRA” means the Resource Conservation and Recovery Act, as amended.

“SARA” means the Superfund Amendments and Reauthorization Act of 1986, as amended.

“TSCA” means the Toxic Substances Control Act, as amended.

“CLA” means the Clean Air Act, as amended.

Section 17.02 Waiver of Tenant and Indemnity of Landlord. Tenant hereby waives and releases Landlord from any claim or obligation of any nature whatsoever related to any Hazardous Substance being located on or discharged on or from the Premises or Additional Improvements unless such substances are released by Landlord or its agents or employees acting within the scope of their agency or employment after the Effective Date. Tenant accepts the Premises AS IS on the Effective Date and assumes all obligations of a land owner and operator under every Environmental Law relating to the Premises and Additional Improvements as of the Effective Date, except to the extent of the indemnity of Landlord under this Section 17.02. Nothing contained in Section 17.01 shall be deemed to relieve Landlord from any liability for any release by Landlord or its agents or employees acting within the scope of their agency or employment of Hazardous Substance on the Premises during the Term. Landlord shall indemnify and hold Tenant harmless from and against any claim, liability, cost, damage, loss, fine or penalty whatsoever resulting from any act or omission of Landlord or its agents or employees acting within the scope of their agency or employment releasing Hazardous Substance on the Premises during the Term.

ARTICLE XVIII

MISCELLANEOUS

Section 18.01 Notices. Any notice required or permitted under this Lease shall be in writing and addressed to the other party or parties, as the case may be, at the following addresses or such other address as a party may inform the others in accordance with the notice provisions hereof. The addresses for notices are as follows:

LANDLORD:	Mr. John A. Smart
Ms. Pam Smart
1040 West Conway,
Atlanta, GA 30327
Phone: (404) 239-5909

with a copy to:

Gale Evans, Esq.
Seyfarth Shaw LLP
1545 Peachtree Street, N.E., Suite 700
Atlanta, GA 30309-7033

TENANT:	HealthPort Technologies, LLC
120 Bluegrass Valley Parkway
Alpharetta, GA 30005-9901
Attn: Its President

All notices shall be accomplished by one of the following methods: (i) hand delivery, (ii) Federal Express or other nationally known overnight courier service or (iii) United States Mail, certified mail, postage prepaid, return receipt requested. Notice shall be deemed effective and delivered (i) on the date of delivery if delivered by hand, (ii) on the day of deposit with the overnight delivery service if delivered by overnight courier service and (iii) upon deposit in the above manner in the United States Mail, if mailed; provided, however, that the period in which a response to notice must be given or taken shall run from the date of actual receipt thereof by the addressee. Rejection, refusal to accept delivery or inability to deliver because of changed address of which no notice is given shall be deemed actual receipt of such notice.

Section 18.02 Time. Time is of the essence of this Lease.

Section 18.03 Waste. Tenant will neither commit nor permit waste upon the Premises.

Section 18.04 Waivers. No failure of either party hereto to exercise any power given such party hereunder or to insist upon strict compliance by the other party hereto with its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of such party’s right to demand exact compliance with the terms hereof. Any waiver by a party of any party’s rights or elections which such party may have under the terms of this Lease shall be applicable only to such specific rights or elections as such party may be waiving at such time, and shall not be applicable to other or subsequently arising rights or elections available to such party under the terms of this Lease.

Section 18.05 Cumulative Rights. Subject to the terms of Article XIX below, all rights, powers and privileges conferred herein upon the parties shall be cumulative but not restrictive to those given by law.

Section 18.06 Entire Agreement. This Lease constitutes the sole and entire agreement of Landlord and Tenant respecting the subject matter hereof, and no representations, inducements, promises or agreements, oral or written, between Landlord and Tenant not embodied herein shall be of any force or effect.

Section 18.07 Parties Bound. The terms and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto, their respective heirs, personal representatives, successors and assigns.

Section 18.08 Governing Law/Severability. This Lease shall be governed, construed and enforced by and under the laws of the State of Georgia. Each provision of this Lease is severable, and any invalidity of a provision of this Lease, as determined by a court competent jurisdiction, shall in no way affect the validity of any other provision hereof.

Section 18.09 Counterparts. This Lease may be executed in several counterparts, each of which shall be deemed an original, and such counterparts shall constitute but one and the same instrument.

Section 18.10 Usufruct. The rights of Tenant hereunder constitute a usufruct, which is not subject to levy or sale.

Section 18.11 Recordation. The parties hereby agree that this Lease may be recorded in its entirety in the records of Forsyth County, Georgia.

Section 18.12 Amendments. No modification or amendment of this Lease shall be binding upon the parties hereto unless such modification or amendment shall be in writing and signed by both Landlord and Tenant. Landlord and Tenant further covenant and agree that, so long as there exists any unpaid Registered Mortgage, this Lease shall not be modified, amended or altered and Landlord shall not accept a surrender of the Premises or cancellation or release of this Lease from Tenant prior to the expiration or sooner termination thereof as herein provided, without the prior approval of each Registered Mortgagee. Each Registered Mortgagee shall base its approval of proposed modifications or amendments on commercially reasonable standards and shall render its approval or disapproval within fifteen (15) days of submission of the request or otherwise shall be deemed to have approved the submission.

Section 18.13 Termination Defined. The words “terminate” or “termination” as used herein shall refer to the end of this Lease whether due to the expiration of the Term or the earlier ending of this Lease in accordance with the terms and provisions hereof. The parties, however, intend that this Lease continue in effect and not be terminated or otherwise affected by the doctrine of merger of estates upon the ownership by the same person of both the reversion and the leasehold estate under this Lease, except as reflected otherwise by such person owning both estates in a written and recorded document consented to by a Registered Mortgagee. No cancellation, surrender or modification of this Lease by the mutual agreement of Landlord and Tenant shall be effective as to any Registered Mortgagee, unless such cancellation, surrender or modification is consented to in writing by such Registered Mortgagee, or unless such cancellation, surrender or modification of this Lease by Landlord is a result of the exercise by Landlord of its remedies hereunder after the occurrence of a Default.

Section 18.14 Tenant at Will. If Tenant remains in possession after the expiration of the Term without any written agreement of the parties, but with the express consent of Landlord, Tenant shall be a month to month tenant at a monthly Base Rent equal to one hundred twenty-five percent (125%) of one twelfth ( 1/12th) of the annual Base Rent payable by Tenant for the last full year of the Term and of all the other rents and charges (including, without limitation, Additional Rent) payable by Tenant under this Lease, and there shall be no renewal of this Lease by operation of law. If Tenant does not obtain Landlord’s express consent to such holding over, Tenant shall be a tenant at sufferance upon the date of expiration or termination of the Term.

Section 18.15 Arbitration. Any controversy, claim or dispute between Landlord and Tenant or the rights or obligations of a Registered Mortgagee arising out of or relating to the interpretation or enforcement of this Lease, or any breach thereof, and any dispute concerning the scope of this arbitration clause, shall be settled by arbitration.

Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this agreement applies in any court having jurisdiction over such action and the prevailing party shall be entitled to its attorneys’ fees and costs.

Such arbitration proceeding shall be conducted in accordance with the Federal Arbitration Act and the then prevailing rules of the American Arbitration Association (“AAA”) (or any successor organization). The decision of the arbitrators shall be final, binding and conclusive upon the parties and shall be nonappealable in the absence of a showing of fraud or lack of impartiality on the part of any arbitrator.

Notwithstanding anything to the contrary herein, nothing in this Section 18.15 shall limit the right of any party hereto to obtain provisional or ancillary remedies such as injunctive relief from a court having jurisdiction, before, during or after the pendency of any arbitration proceeding. The institution and maintenance of any action for such judicial relief, or the pursuit of provisional or ancillary remedies, shall not constitute a waiver of the right or obligation of any party to submit any claim or dispute to arbitration, including those claims or disputes arising from the exercise of any such judicial relief or pursuit of provisional or ancillary remedies, nor is the right to seek such relief from a court intended to limit the power of the arbitrators to grant any similar relief sought by either party.

The arbitration shall be conducted in the City of Atlanta, Georgia and administered by the AAA (or any successor organization), which shall appoint a panel of three arbitrators, selected in accordance with its rules for commercial disputes. Each arbitrator shall be a qualified, impartial person who has not been affiliated in any way with either Landlord or Tenant and at lease one of the arbitrators, unless otherwise provided in this Lease, shall be a lawyer with at least fifteen (15) years’ experience in the metropolitan Atlanta, Georgia area. All arbitration hearings on the merits of the claims will be commenced within ninety (90) days of the demand for arbitration.

The party initiating an arbitration proceeding shall notify the other party in writing and shall describe in writing and in reasonable detail the nature of the dispute sought to be arbitrated, the amount, if any, of any claim, and the specific relief requested. The party responding to the claim shall reply in writing, within fifteen (15) days after receipt of the demand for arbitration, answering the claims set forth in the demand for arbitration including any affirmative defenses, and asserting any counterclaims, which such claims shall describe in reasonable detail the nature of the dispute relating to the counterclaim, state the amount, if any, of the counterclaim, and the specific relief requested.

The arbitrators are authorized to permit reasonable discovery by the parties including depositions, exchange of documents and interrogatories, The arbitrators shall schedule promptly all discovery and other procedural steps and otherwise shall assume case management initiative and control to effect an efficient and expeditious resolution of the disputes at issue. The arbitrators are specifically authorized to render partial or full summary judgment by way of motions filed by any party.

Except as provided in this Section 18.15 with respect to attorneys’ fees in connection with a motion to compel arbitration, each party shall be responsible for its own attorneys’ fees irrespective of the outcome of any arbitration and no party shall be entitled to punitive damages irrespective of the claims sought to be arbitrated.

Any monetary award entered against Tenant pursuant to any such arbitration proceeding shall be deemed Additional Rent under this Lease and shall be due and payable within thirty (30) days after the date such award is entered.

The arbitrators shall be required to follow the substantive law of Georgia in rendering their award in the same manner as would a judge if this matter were pending in a Georgia court, however neither the Georgia nor the federal rules of evidence shall apply.

The party requesting arbitration shall give a Registered Mortgagee prompt notice of any arbitration or legal proceedings. Any Registered Mortgagee shall have the right to intervene in the proceedings and be made a party to the proceedings, and Landlord and Tenant do hereby consent to such intervention. Such intervention shall occur no later than fifteen (15) days after notice to the Registered Mortgagee of the arbitration or legal proceeding. In the event that any Registered Mortgagee shall not elect to intervene or become a party to any of the proceedings, Landlord shall give such Registered Mortgagee notice of, and a copy of any award or decision made in any of the proceedings, which shall be binding on each Registered Mortgagee not intervening after receipt of notice of such arbitration.

Section 18.16 Approvals. Whenever Landlord’s consent or approval is required or permitted under the terms and provisions of this Lease, any request therefor shall be directed to

John A. Smart and Pam Smart, at the address for notice provided in Section 18.01. Landlord may designate another authorized agent to acknowledge and execute any such consent or approval on behalf of Landlord by written notice to Tenant. Landlord hereby agrees to use Landlord’s best efforts to complete review and approval or disapproval of any documents submitted by Tenant as expeditiously as is reasonable. In the event Landlord denies its consent or approval where such consent or approval is required in this Lease, Landlord shall use reasonable efforts to specify the reason or reasons for such denial and, if applicable, shall advise Tenant and any Registered Mortgagee as to any change or modification to the particular matter which could give rise to or assist Tenant in obtaining Landlord’s consent or approval.

Section 18.17 Reasonableness Standard. Wherever in this Lease consent or approval with respect to any matter is required to be obtained from either Landlord or Tenant and such provision provides that such consent or approval shall not be unreasonably withheld, delayed or conditioned or is similarly limited, it is the intention of the parties that in giving or withholding such consent or approval the party from whom consent or approval is required shall be governed and bound by standards of “commercial reasonableness.” Notwithstanding the foregoing, however, if and to the extent that under the laws of the State of Georgia, now or hereafter existing, provision for consent or approval not to be unreasonably withheld, delayed or conditioned is unenforceable for any reason, it is the intention of the parties that in such event (and only in such event), the limitation of reasonableness impressed in connection with the giving of such consent or approval shall be stricken such that the consent or approval shall remain effective nevertheless without such limitation; provided, however, that even under such circumstance, such consent or approval by the party having such right shall not be arbitrarily or capriciously exercised.

Section 18.18 No Joint Venture. Landlord and Tenant acknowledge that Tenant is an independent entity entirely separate from Landlord and that Landlord has no interest in Tenant. The operation of the Land and the Improvements as a medical office facility or any other use permitted in accordance herewith is the exclusive business operation of Tenant and Tenant has the ownership right to the profits therefrom. The conditions and restrictions imposed hereby on Tenant and the reliance of Landlord on the abilities of Tenant are important to Landlord because of the ownership of adjoining land by Landlord and Landlord’s intentions to develop the adjoining land independently from Tenant. Accordingly, Landlord and Tenant are not in a common business enterprise, joint venture or partnership.

Section 18.19 Captions and Headings. The captions and headings used herein are inserted only as a matter of convenience in reference and in no way define, limit, affect or impair the scope of this Lease or the intent of any provision used herein.

Section 18.20 Supplemental Agreement. The Supplemental Agreement is hereby terminated as of the Effective Date.

Section 18.21 Financial Statements. Tenant shall from time to time, within ten (10) days after request by Landlord, but not more than once per calendar year, deliver to Landlord financial statements (including balance sheets and income/expense statements) for Tenant’s then most recent full and partial fiscal years immediately preceding such request, certified by an independent certified public accountant or Tenant’s chief financial officer and in form reasonably satisfactory to Landlord.

ARTICLE XIX

LIMITED LIABILITY

Section 19.01 Landlord’s Liability.

(a) All claims, demands or causes of action, whether reduced to judgment or not, which Tenant may at any time have against Landlord because of the failure of Landlord to comply with any provision of this Lease, shall be enforceable solely against the right, title and interest of Landlord in and to the Land and Building, as well as any condemnation awards with regard to such interests and casualty insurance proceeds, and no other property of Landlord or of any officer, director, shareholder or employee of Landlord shall be subject to any such claim, demand, cause of action or judgment. Tenant hereby waives all other rights against Landlord. Tenant waives all right to seek any award or judgment against Landlord, its officers, directors, members and employees for special, incidental, indirect or consequential or punitive damages.

(b) Upon the sale or transfer of Landlord’s interest in the Premises, Landlord shall be released from any liability under this Lease arising after the date of such transfer provided that (i) the transferee has assumed in writing all of the terms, conditions and obligations of Landlord under this Lease arising from and after the date of such transfer and (ii) the transfer has been recorded in the Forsyth County Superior Court records and a certified copy thereof has been delivered to Tenant. No such sale or transfer shall release the seller or transferor from liability under this Lease with respect to the breach of any obligations and duties arising before any such sale or transfer.

ARTICLE XX

AGENT’S COMMISSION

Section 20.01 Representations. Each party hereby represents to the other that they have dealt with no real estate brokers or agents in connection with this Lease and the transactions contemplated hereby, except The Stephen W. Wright Co., which solely represents Landlord (“Landlord’s Broker”) and Scotland Wright & Associates, which solely represents Tenant (“Tenant’s Broker”) (Landlord’s Broker and Tenant’s Broker are collectively hereinafter referred to as “Brokers”). Landlord will pay a commission to Brokers pursuant to separate agreement. Tenant represents unto Landlord that there shall be no commission due or payable to any real estate broker or agent, other than Brokers, with respect to any extension of this Lease or any addition to the Premises.

Section 20.02 Indemnity. Landlord and Tenant hereby indemnify and hold the other harmless from and against any real estate commissions or similar fees claimed by any broker or agent as result of dealings with the indemnifying party in connection with this Lease.

ARTICLE XXI

AMENDMENT AND RESTATEMENT

Upon the execution of this Lease by the parties hereto, neither Landlord nor Tenant shall have any further liability or obligation under the Original Lease, except as expressly stated herein. The Original Lease shall remain outstanding for the sole purpose of permitting Landlord to enforce the obligations of Tenant existing on the Effective Date.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have set their respective hands and seals the day and year first above written.

LANDLORD:

Signed, sealed and delivered in the presence of:	/s/ John A. Smart
/s/ Authorized Signatory	John A. Smart, not individually, but as Trustee of the John and Pam Smart Family Trust
Unofficial Witness

/s/ Authorized Signatory	/s/ Pam Smart
Notary Public	Pam Smart, not individually, but as Trustee of the John and Pam Smart Family Trust
[AFFIX NOTARIAL SEAL]

[SEAL]

TENANT:

Signed, sealed and delivered in the presence of:	HEALTHPORT TECHNOLOGIES, LLC, a
Georgia limited liability company f/k/a Smart
/s/ Kim Smith	Document Solutions, LLC
Unofficial Witness

/s/ Jan P. McDavid	By:	/s/ Brian Grazzini
Notary Public	Printed Name:	Brian Grazzini

[AFFIX NOTARIAL SEAL]	Its:	CHIEF FINANCIAL

[SEAL]

SCHEDULE A

BASE RENT

PERIOD	ANNUAL BASE RENT	MONTHLY BASE RENT

Year 1: From 08/01/2008 to 07/31/2009	$405,841.00	$33,820.08

Year 2: From 08/01/2009 to 07/31/2010	$418,016.23	$34,834.68

Year 3: From 08/01/2010 to 07/31/2011	$430,556.72	$35,879.73

Year 4: From 08/01/2011 to 07/31/2012	$443,473.42	$36,956.12

Year 5: From 08/01/2012 to 07/31/2013	$456,777.62	$38,064.80

Year 6: From 08/01/2013 to 07/31/2014	$470,480.95	$39,206.75

Year 7: From 08/01/2014 to 07/31/2015	$484,595.38	$40,382.95

Year 8: From 08/01/2015 to 07/31/ 2016	$499,133.24	$41,594.44

Year 9: From 08/01/2016 to 07/31/2017	$514,107.24	$42,842.27

Year 10: From 08/01/2017 to 07/31/2018	$529,530.46	$44,127.54

EXHIBIT A

LEGAL DESCRIPTION OF LAND

ALL THAT TRACT OR PARCEL OF LAND lying and being in Land Lots 891, 909 and 910, of the 2nd District and 1st Section of Forsyth County, Georgia containing 8.308 acres or 361,914 square feet and being more particularly described as follows:

To find the True Point of Beginning commence at a concrete right-of-way monument at the Southeastern most mitered corner at the intersection of the Northeast right-of-way of MoFarland Road (R/W varies) with the Southeast right-of-way of Bluegrass Valley Parkway (R/W varies);

THENCE North 02 degrees 34 minutes 47 seconds West for a distance of 79.18 feet along said mitered corner to a concrete right-of-way monument;

THENCE North 44 degrees 31 minutes 05 seconds West for a distance of 3.66 feet along an offset in the Northeasterly right-of-way of McFarland Road to a point on the Southeast right-of-way of Bluegrass Valley Road;

THENCE along a curve to the right having a radius of 88.00 feet and an arc length of 19.70 feet, being subtended by a chord of North 37 degrees 24 minutes 27 seconds East for a distance of 19.66 feet along the Southeast right-of-way of Bluegrass Valley Road to a point;

THENCE North 43 degrees 49 minutes 07 seconds East for a distance of 179.26 feet along said Southeast right-of-way to a point;

THENCE North 41 degrees 31 minutes 55 seconds East for a distance of 35.95 feet along said Southeast right-of-way to an iron pin found and THE TRUE POINT OF BEGINNING;

THENCE from the True Point of Beginning thus established run North 41 degrees 31 minutes 55 seconds East for a distance of 214.67 feet along said Southeast right-of-way to an iron pin placed;

THENCE along a curve to the right having a radius of 662.05 feet and an arc length of 103.83 feet, being subtended by a chord of North 45 degrees 32 minutes 52 seconds East for a distance of 103.72 feet along said Southeast right-of-way to an iron pin placed;

THENCE along a curve to the right having a radius of 665.05 feet and an arc length of 263.53 feet, being subtended by a chord of North 64 degrees 08 minutes 28 seconds East for a distance of 261.81 feet along said Southeast right-of-way to an iron pin placed;

THENCE along a curve to the right having a radius of 665.00 feet and an arc length of 145.52 feet, being subtended by a chord of North 81 degrees 45 minutes 43 seconds East for a distance of 145.22 feet along said Southeast right-of-way to an iron pin placed;

THENCE North 86 degrees 46 minutes 38 seconds East for a distance of 255.18 feet along said Southeast right-of-way to an iron pin placed at a point on the West side of a 60 foot Access Easement;

THENCE South 08 degrees 26 minutes 02 seconds East for a distance of 37.58 feet along the West side of said 60 foot Access Easement to an iron pin placed;

THENCE along a curve to the left having a radius of 330.00 feet and an arc length of 135.60 feet, being subtended by a chord of South 31 degrees 42 minutes 59 seconds East for a distance of 134.65 feet along the West side of said 60 foot Access Easement to an iron pin placed;

THENCE along a curve to the right having a radius of 270.00 feet and an arc length of 83.40 feet, being subtended by a chord of South 31 degrees 55 minutes 33 seconds East for a distance of 83.07 feet along the West side of said 60 foot Access Easement to an iron pin placed;

THENCE South 25 degrees 33 minutes 32 seconds East for a distance of 50.95 feet along the West side of said 60 foot Access Easement to an iron pin placed;

THENCE South 57 degrees 52 minutes 02 seconds West for a distance of 547.56 feet leaving said right-of-way to an iron pin placed;

THENCE South 37 degrees 34 minutes 54 seconds West for a distance of 104.44 feet to an iron pin placed;

THENCE North 37 degrees 35 minutes 56 seconds West for a distance of 75.81 feet to an iron pin placed;

THENCE North 44 degrees 51 minutes 53 seconds West for a distance of 27.16 feet to an iron pin placed;

THENCE North 88 degrees 58 minutes 07 seconds West for a distance of 65.28 feet to an iron pin placed;

THENCE North 58 degrees 00 minutes 02 seconds West for a distance of 48.05 feet to an iron pin placed;

THENCE North 61 degrees 15 minutes 38 seconds West for a distance of 37.33 feet to an iron pin placed;

THENCE North 79 degrees 20 minutes 20 seconds West for a distance of 53.02 feet to an iron pin placed;

THENCE North 58 degrees 28 minutes 18 seconds West for a distance of 28.74 feet to an iron pin placed;

THENCE North 35 degrees 12 minutes 49 seconds West for a distance of 16.61 feet to an iron pin placed;

THENCE North 46 degrees 33 minutes 24 seconds West for a distance of 29.44 feet to an iron pin placed;

THENCE North 59 degrees 34 minutes 08 seconds West for a distance of 52.25 feet to an iron pin placed;

THENCE North 64 degrees 46 minutes 04 seconds West for a distance of 49.16 feet to an iron pin placed;

THENCE North 65 degrees 15 minutes 23 seconds West for a distance of 70.54 feet to an iron pin placed and THE TRUE POINT OF BEGINNING.

As shown on an ALTA/ACSM Land Title Survey, dated December 13, 2007, prepared by William C. Smith, Registered Land Surveyor No. 1803.

LESS AND EXCEPT ALL THAT TRACT OR PARCEL OF LAND lying and being in Land Lots 891, 909 and 910, of the 2nd District and 1st Section of Forsyth County, Georgia, containing 2.759 acres and being shown as “Tract 2” on the referenced survey.

EXHIBIT B

ESTOPPEL CERTIFICATE

Attn:

RE:	Lease Agreement dated as of August 1, 2008 (the “Lease”) by and between John A. Smart and Pam Smart, not individually, but as Trustees of the John and Pam Smart Family Trust (“Landlord”) and Healthport Technologies, LLC f/k/a Smart Document Solutions, LLC (“Tenant”) with respect to 120 Bluegrass Parkway, Alpharetta, Forsyth County, Georgia (the “Premises”).

Dear                     :

As the                      of the undersigned Tenant, I hereby warrant, represent and certify to you that (please complete any blanks):

1. Attached hereto as Exhibit “A” is a true, complete and accurate copy of the Lease and all amendments and modifications thereto.

2. The Lease is in full force and effect and has not been assigned, modified, supplemented or amended (except as may be described on the attached Exhibit “A”).

3. Tenant will use the Premises primarily for:                                         .

4. Tenant has paid Landlord a $                     security deposit with respect to the Lease.

5. The rent presently paid (or upon occupancy of the Premises) to Landlord is $                     per month. No outstanding rent is due as of the date hereof. None of the rent which the undersigned is required to pay under the Lease has been prepaid more than one (1) month in advance.

6. The current payment amounts or percentage share for common area maintenance, taxes, insurance, and any other additional obligations under the Lease are as follows (if none, so state):                                         .

7. The initial term of the Lease commenced on         ,          and ends on         ,         . Tenant has no additional Lease renewal option rights to extend the Lease term beyond said date, except for the following (if any, describe):                                         .

8. Neither party is in default under the Lease. There are also no existing conditions which, with the giving of notice or lapse of time, or both, would constitute a default under the

Lease. Tenant has no deduction, claim or set-off against the rents, rentals, fees, profits, payments or other sums of money that are now or may hereafter become due and payable under the Lease.

9. Tenant agrees to provide to              at the above address, copies of any and all notices of default or claim of default which are sent to the Landlord pursuant to the Lease at the same time such notices are sent to the Landlord.

10. Tenant has not assigned any of its interest in the Lease, and there are no subleases with respect to the Premises.

11. Tenant has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of a petition by Tenant’s creditors; (iii) had a receiver appointed with respect to its assets; (iv) suffered an attachment or levy of its assets; (v) admitted in writing its inability to pay its debts as they become due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

12. Tenant has no expansion rights, options, or rights of first refusal with respect to renting additional space or acquiring any additional interest in the Premises.

13. This Tenant Estoppel Certificate shall inure to the benefit of              and its successors and assigns, and shall be binding upon the undersigned and its successors and assigns as Tenant under the Lease.

EXECUTED this      day of                      , 20    .

TENANT:

HEALTHPORT TECHNOLOGIES, LLC, a
Georgia limited liability company f/k/a Smart
Document Solutions, LLC

By:
Name:
Title:

EXHIBIT “A”

[PLEASE ATTACH COPY OF LEASE AND ANY AMENDMENTS]

EXHIBIT C

PROPOSAL FROM DYKES PAVING

PROPOSAL DYKES PAVING & CONSTRUCTION COMPANY, INC. “Paving For Progress Since 1968” Phone: 770-448-3392 Fax: 770-242-7411

Proposal #PF-1886	Date: 11-07-07
Proposal Submitted To:	Job Name and Location:
Investment Property Group Management Co.	Smart Building
5871 Glenridge Dr, Suite 375
Atlanta, Georgia 30328	Forsyth County
Attn: David Simpson
Phone: 404-843-1758
Fax: 404-843-9001

We propose to furnish all labor, equipment, and material to perform the following specified work:

Milling, Haul Off, Clean-up

•	Perimeter Mill existing asphalt from a depth of 2” tapered to 0”.

•	Haul milled material off-site for disposal.

Approx. 2,800 l.f..	Lump Sum	$ 5,590.00

Asphalt Repairs (prior to overlay)

•	Mill and remove asphalt to a depth of 3”

•	Replace with 3” hot mix asphalt

Approx 130 sq. yds. at $ 16.00 per sq. yd.	$ 2,080.00

Asphalt Overlay

A.	Tack coat

B.	1” Perma Flex®

C.	2nd tack coat

D.	1” type “F” asphalt topping

Approx 8,790 sq. yds. at $ 8.10 per sq. yd.	$ 71,199.00

Additional Items

• Elevate 1 manhole structure 2” to accommodate additional asphalt.	$ 280.00
• Layout and stripe 168 spaccs with 4 handicap logos	$ 840.00

Total Cost	$ 79,989.00

Initial         , Initial

DYKES PAVING AND CONSTRUCTION CO. INC.

2775 Mechanicsville Road Norcross, Georgia 30071

www.dykespaving.com

Overlay: 8,790 SY

CURVE C2
BLUEGRASS FERRY PARKWAY
CURVE
8.31 Ac
CONCRETE PAVING

EXHIBIT D

PROPOSAL FROM SHUMATE MECHANICAL

Shumate Mechanical

2805 Premiere Parkway
Duluth, GA 30097
Tel (678) 584-0880 Fax (678) 584-1554
GA Reg. CN002820

12-05-07

Customer Name: Investment Property Group - Smart Document Solutions
Customer Address: 120 Bluegrass Valley Parkway
Alpharetta, GA 30005
(404) 843-0010 / (404) 843-0065

ATTN: David Simpson

Shumate Mechanical proposes to provide and install the materials and equipment described below for the following price: $10[illegible]

We Specifically Include the following:

- **RTU #1:** Replace Trane RTU M: YCD048C4LOBE - S: M21100760D. Install new Trane RTU M: YSC048A4 with [illegible]
- **RTU #2:** Replace Trane RTU M: YCD091D4LOBE - S: M211008230. Install new Trane RTU M: YSC090A4 with [illegible]
- **RTU #3:** Replace Trane RTU M: YCD061C4LOBE - S: M[illegible]. Install new Trane RTU M: YSC090A4 with [illegible]
- **RTU #4:** Replace Trane RTU M: YCD048C4LOBE - S: M21100782D. Install new Trane RTU M: YSC048A4 with [illegible]
- **RTU #5:** Replace Trane RTU M: YCD060C4LOBE - S: M200050060. Install new Trane RTU M: YSC060A4 with [illegible]
- **RTU #6:** Replace Trane RTU M: YCD048C4LOBE - S: M20050170. Install new Trane RTU M: YSC048A4 with [illegible]
- **RTU #7:** Replace Trane RTU M: YCD061C4LOBE - S: M21[illegible]. Install new Trane RTU M: YSC060A4 with [illegible]
- **RTU #8:** Replace Trane RTU M: YCD061C4LOBE - S: M2090508D. Install new Trane RTU M: YSC090A4 with [illegible]
- **RTU #9:** Replace Trane RTU M: YCD091D4LOBE - S: M1904054[illegible]. Install new Trane RTU M: YSC090A4 with [illegible]
- **RTU #10:** Replace Trane RTU M: YCD074C4LOBE - S: M21100812D. Install new Trane RTU M: YSC072A4 with [illegible]
- **RTU #11:** Replace Trane RTU M: YCC024F1LOBD - S: M1136T12H. Install new Trane RTU M: 2YCC3024 with [illegible]
- **RTU #12:** Replace Trane RTU M: YCC024F1LOBD - S: M112N1028. Install new Trane RTU M: 2YCC3024 with [illegible]
- **RTU #16:** Replace Trane RTU M: YCD091D4LOBE - S: M171026490. Install new Trane RTU M: YSC090A4 with [illegible]
- **RTU #17:** Replace Trane RTU M: YCD1[illegible] - S: M17100718D. Install new Trane RTU M: YSC102A4 with [illegible]
- **RTU #18:** Replace Trane RTU M: YCD061C4LOBE - S: M20910288D. Install new Trane RTU M: YSC060A4 with [illegible]
- **RTU #19:** Replace Trane RTU M: YCD037C4LOBE - S: M21100774D. Install new Trane RTU M: YSC036A4 with [illegible]
- **RTU #20:** Replace Trane RTU M: YCC024F1LOBD - S: M113D8Y2H. Install new Trane RTU M: 2YCC3024 with [illegible]
- **RTU #21:** Replace Trane RTU M: YCD036C4LOBE - S: P11002360D. Install new Trane RTU M: YSC036A4 with [illegible]
- **RTU #22:** Replace Trane RTU M: YCD102C4LOAC - S: P21100229D. Install new Trane RTU M: YSC102A4 with [illegible]
- **UH#1,2,3,4:** Replace (4) Reznor F200 Unit Heaters with (4) new Lennox Unit Heaters M: LF24-200A.
- All Crane Fees, Lift Fees, Permit Fees, & Taxes
- All Gas Piping & All Electrical
- Complete Start-up & Verification
- All Parts & Labor Necessary to Complete Job
- 1 Year Parts & Labor Warranty (5 Years on Compressor & Heat Exchanger).

HIGH EFFICIENCY OPTION:

- Add $12,070.00 to upgrade to Trane High Efficiency RTU's instead of Standard Efficiency RTU's ( ) accept option ( ) decline option

We Specifically Exclude the following:

- After Hours Work
- RTU #13,14,15, & 23 are in fair to good condition & are excluded from this proposal

Thank you for the opportunity to quote this project. If you have any questions, please feel free to call.

Sincerely, Approved

Gary T. Cullen
Sales Engineer
Commercial Division

Name ____

Date ____

[illegible]

David Simpson

From:	Gary Cullen [GCullen@shumatemech.com]

Sent:	Thursday, December 06, 2007 10:14 AM

To:	dsimpson@ipgmgmt.com

Subject:	Investment Property Group - Smart Document Solutions - 12.06.07.xls

Attachments:	Investment Property Group - Smart Document Solutions - 12.06.07.xls

David: This is a proposal to replace the aging RTU’s & Unit Heaters at Smart Corp. The units listed are just over 10 years old. The average life of a Trane “Voyager” RTU is 7 to 10 years. These remaining units have outlived their useful service life. We have recommended replacements and quoted them at this facility before. However, they have only 4 new Units to date, with 19 due for replacement. The Unit Heaters are also in the same condition. The Computer Room Unit HVAC System does operate, but the tonnage is light, & the unit is also on borrowed time. We have quoted a replacement here as well, but the customer is not sure what they will be doing with the Computer room in the future, so scope & future was uncertain. Also, there are 2 areas in the building where we have recommended to add more cooling because the HVAC load calculations showed they were now short. They declined to do the work & asked us to move ductwork around instead. Overall the HVAC has been well maintained. The equipment however has exceeded its normal service life. If you are purchasing this building. I recommend using the attached proposal as a guideline to what needs to be done. All of the systems listed will need to be replaced within 24 to 48 months. We recommend doing them now (as we quoted to Smart 2 years ago). Performing all of the work at once will save thousands vs. doing them one at a time. To approve, sign & fax back to me. Please call if you have any questions. Thanks. Gary

Gary Cullen

Commercial Sales – Account Manager

P- (678) 584-0880 ext 3031

F- (678) 584-1554

Nextel ID 154*21*19013

Email: gcullen@shumatemech.com

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12/17/2007

RIDER ONE

OPTION TO EXTEND

Provided that no Default or Event of Default has occurred under the Lease, and provided further that the Lease shall not have theretofore been assigned, nor all or any portion of the Premises sublet, Tenant shall have the right, at Tenant’s option, to extend the Term for two (2) additional periods of five (5) years each (each such additional period being herein referred to as an “Extension Term”). Such option to extend (the “Option to Extend”) shall be exercised by Tenant giving written notice of the exercise thereof (the “Extension Notice”) to Landlord at least nine (9) months before the Expiration Date of the then applicable term. Each Extension Term, if exercised, shall be upon the same terms, covenants, and conditions as set forth in the Lease with respect to the initial Term, except that (a) Landlord shall have no obligation whatsoever to alter, improve or remodel the Premises and (b) the Base Rent payable for the first Lease Year of each Extension Term, if exercised, shall equal the then-prevailing Fair Market Rental Rate for the Premises, as defined below (but in no event less than the Base Rent in effect during the immediately preceding twelve (12) months), increased on the first (1st) day of each succeeding Lease Year of the applicable Extension Term by three percent (3%) over the Base Rent in effect during the preceding twelve (12) months. For purposes of this Rider One, the term “Fair Market Rental Rate” shall mean the fair rental, as of the date for which such Fair Market Rental Rate is being calculated, per annum per rentable square foot for comparable space for a comparable term, by reference to comparable space with a comparable use in the Premises, and in other buildings comparable to the Building in quality and location (but excluding those leases where the tenant has an equity interest in the property), where the landlord has had a reasonable time to locate a tenant who rents with the knowledge of the uses to which the Premises can be adapted, and neither landlord nor the prospective tenant is under any compulsion to rent. The Fair Market Rental Rate shall take into account and reflect the rental rates for new tenancies of similar quality properties and size and the savings to Tenant resulting from Tenant not having to relocate its operations. Within sixty (60) days after Landlord’s receipt of an Extension Notice, Landlord shall furnish to Tenant a written determination of the Fair Market Rental Rate which shall apply during the applicable Extension Term. If Tenant objects to Landlord’s determination of the Fair Market Rental Rate, Tenant shall give Landlord notice of such objection within fifteen (15) days following the date upon which Landlord gives Tenant notice of such Fair Market Rental Rate, and Landlord and Tenant shall attempt to agree on the Fair Market Rental Rate. In the event Tenant fails to object to Landlord’s determination of the Fair Market Rental Rate as provided above, such determination shall be deemed conclusive and binding upon the parties for the purposes of the option to extend set forth herein. In the event Tenant does object to Landlord’s determination of the Fair Market Rental Rate as provided above, and the parties fail, after good faith efforts, to agree upon the Fair Market Rental Rate within thirty (30) days following the date upon which Landlord gives Tenant notice of such Fair Market Rental Rate, then Landlord and Tenant shall each, at its cost, engage a real estate appraiser to act on its behalf in determining the Fair Market Rental Rate. The appraisers each shall have at least ten (10) years’ experience with leases in comparable buildings in the North Fulton/Georgia 400 submarket area. The two (2) appraisers selected by Landlord and Tenant shall promptly select a third appraiser within ten (10) days after they both have been appointed. Each appraiser, within fifteen (15) days after the third appraiser is selected shall submit his or her determination of the

Fair Market Rental Rate to each other. The Fair Market Rental Rate shall be the mean of the two closest rental rate determinations. Each of the parties hereto shall bear one-half ( 1/2) the cost of the third appraiser.